The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211259

Subject to Completion
Preliminary Prospectus Supplement dated April 17, 2018

P R O S P E C T U S   S U P P L E M E N T

$325,000,000

SOUTH JERSEY INDUSTRIES, INC.
Common Stock

We are offering and selling $325.0 million of shares of our common stock, par value $1.25 per share in this offering. In addition, we expect to enter into a forward sale agreement with Bank of America, N.A., whom we refer to as the forward purchaser, with respect to $200.0 million of shares of our common stock. In connection with the forward sale agreement between us and the forward purchaser, the forward purchaser or its affiliate, whom we refer to in such capacity as the forward seller, is, at our request, borrowing from third parties and selling to the underwriters $200.0 million of shares of our common stock in connection with the forward sale agreement. If, in the forward seller’s commercially reasonable judgment, the forward seller is unable, after using commercially reasonable efforts, to borrow and deliver for sale on the anticipated closing date such number of shares of our common stock, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward seller does not borrow and sell. We will not initially receive any proceeds from the sale of our common stock by the forward seller.

We expect to receive proceeds from the sale of $125.0 million of shares of our common stock offered and sold by us in this offering, but we will not initially receive any proceeds from the sale of $200.0 million of shares of our common stock offered and sold by the forward seller to the underwriters, except in certain circumstances described in this prospectus supplement. We expect to settle the forward sale agreement and receive proceeds, subject to certain adjustments, from the sale of those shares of our common stock assuming one or more future physical settlements of the forward sale agreement no later than approximately 12 months after the date of this prospectus supplement. We may settle the forward sale agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, or we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, we may not receive any proceeds from the issuance of shares, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement). See “Underwriting (Conflicts of Interest) —Forward Sale Agreement” for a description of the forward sale agreement.

Our common stock is listed on the New York Stock Exchange under the symbol “SJI”. The last reported sale price of our common stock on April 16, 2018 was $30.51 per share.

Concurrently with this offering of our common stock, we are offering, by means of a separate prospectus supplement, $250.0 million aggregate stated amount of our Equity Units (or $287.5 million aggregate stated amount of our Equity Units in total if the underwriters of that offering exercise in full their option to purchase additional Equity Units, solely to cover over-allotments). This offering of our common stock is not contingent on the concurrent offering of Equity Units and the concurrent offering of Equity Units is not contingent upon this offering of our common stock. See “Summary—Concurrent Offering” in this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)(1)	$	$
(1)	We expect to receive estimated net proceeds, before expenses, of $ upon settlement of this offering of our common stock. Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is physically settled based on the initial forward sale price of $ (which is the public offering price less the underwriting discount shown above). The forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreement during the term of the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing the number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. The actual proceeds, if any, will be calculated as described in this prospectus supplement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was greater than the spread.

We have granted the underwriters an option to purchase up to an additional $48.75 million of shares of our common stock from us directly, exercisable within 30 days from the date of this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about      , 2018.

Joint Book-Running Managers

BofA Merrill Lynch	Guggenheim Securities	Wells Fargo Securities

Co-Managers

TD Securities	J.P. Morgan	Morgan Stanley	PNC Capital Markets LLC

The date of this prospectus supplement is April   , 2018.

Prospectus

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

S-i

About this Prospectus Supplement

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement, the documents incorporated by reference herein and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information“ and “Incorporation by Reference“ in this prospectus supplement and the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “SJI,” “the Company,” “we,” “us” and “our” refer to South Jersey Industries, Inc. and its subsidiaries.

All references in this prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2017 refer to the Annual Report on Form 10-K, as filed with the SEC on February 26, 2018, as amended by Form 10-K/A, as filed with the SEC on March 1, 2018.

S-ii

Special Note Regarding
Forward-Looking Statements

This prospectus supplement, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these disclosures were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to the risks set forth under “Risk Factors” in this prospectus supplement and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein, and our ability to realize the expected benefits, cost savings or other synergies from acquisitions, including the Acquisition of Elizabethtown Gas and Elkton Gas, on a timely basis or at all.

These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Risk Factors” in this prospectus supplement, under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our other SEC filings incorporated by reference into this prospectus supplement. While we believe these forward-looking statements to be reasonable, no assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.”

S-iii

Summary

The following summary should be read together with the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus about our business and the offering of our common stock. For a more complete understanding of our Company and this offering, we encourage you to read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference into the prospectus supplement and the prospectus, carefully to understand fully our common stock as well as other considerations that are important in deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-14 of this prospectus supplement, page 5 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

South Jersey Industries

South Jersey Industries, Inc. (“SJI”), a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business. The Company’s Board of Directors has approved an amendment to its Certificate of Incorporation to change the Company’s name from South Jersey Industries, Inc. to “SJI, Inc.” The Company’s shareholders are scheduled to vote on the amendment to the Certificate of Incorporation to change the Company’s name at its Annual Meeting to be held on May 11, 2018. SJI currently provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:

South Jersey Gas Company (“SJG”)

SJG, a New Jersey corporation, is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use. SJG also sells natural gas and pipeline transportation capacity (off-system sales) on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers to their customers. SJG contributed approximately $72.6 million to SJI’s net income on a consolidated basis in 2017.

SJG’s service territory covers approximately 2,500 square miles in the southern part of New Jersey. It includes 115 municipalities throughout Atlantic, Cape May, Cumberland and Salem Counties and portions of Burlington, Camden and Gloucester Counties, with an estimated permanent population of 1.2 million. SJG benefits from its proximity to Philadelphia, Pennsylvania and Wilmington, Delaware on the western side of its service territory and the popular shore communities on the eastern side. Continuing expansion of SJG’s infrastructure throughout its seven-county region has fueled annual customer growth and creates opportunities for future extension into areas not yet served by natural gas.

South Jersey Energy Solutions, LLC (“SJES”)

South Jersey Energy Solutions, LLC (SJES), a direct subsidiary of SJI, is a holding company for all of SJI’s non-utility businesses. Within SJES, we group our nonutility operations into Energy Group and Energy Services. Energy Group includes wholesale energy, retail gas and other, and retail electric operations. Energy Services includes on-site energy production. The following businesses are wholly-owned subsidiaries of SJES:

Energy Group:

South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of natural gas and electricity for retail end users and markets total energy management services. SJE markets natural gas and electricity to commercial and industrial customers. SJE became active in the residential market for electricity beginning in March 2016 as a result of several municipal aggregation bids won in the second half of 2015. Most customers served by SJE are located within New Jersey, northwestern Pennsylvania and New England. In 2017, SJE contributed approximately $1.3 million to SJI’s net income on a consolidated basis.

South Jersey Resources Group, LLC (“SJRG”) markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis. Customers include energy marketers, electric and gas utilities, power plants and natural gas producers. SJRG’s marketing activities occur mainly in the mid-Atlantic, Appalachian and southern regions of the country.

SJRG also conducts price risk management activities by entering into a variety of physical and financial transactions including forward contracts, swap agreements, option contracts and futures contracts. In 2017, SJRG had a net loss of approximately $23.5 million which reduced SJI’s net income on a consolidated basis by such amount.

South Jersey Exploration, LLC (“SJEX”) owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania. SJEX is a wholly-owned subsidiary of SJES and is also considered part of SJI’s wholesale energy operations. In 2017, SJEX contributed approximately $0.2 million to SJI’s net income on a consolidated basis.

Energy Services:

Marina Energy, LLC (“Marina”) develops and operates on-site energy-related projects. Marina’s largest wholly-owned operating project provides cooling, heating and emergency power to the Borgata Hotel Casino & Spa in Atlantic City, New Jersey. Marina also owns numerous solar generation projects.

SJI Midstream, LLC (“Midstream”) owns a 20% equity investment in PennEast Pipeline Company, LLC, through which SJI, along with other investors, expect to construct an approximately 118-mile natural gas pipeline that will extend from Northeastern Pennsylvania into New Jersey. Construction is expected to begin in 2018 and is estimated to be completed in the second half of 2019. In 2017, Midstream contributed approximately $4.6 million to SJI’s net income on a consolidated basis.

Our Strategy

SJI’s primary strategic focus is our core utility business and the natural extensions of that business. This focus enables us to concentrate on business activities that match our core competencies. Our long-term goals are to: (1) Grow Economic Earnings to $160 million by 2020; (2) Improve the quality of earnings; (3) Maintain the strength of the balance sheet; and (4) Maintain a low-to-moderate risk profile. Going forward we expect to pursue business opportunities that fit this model and provide us with the opportunity to achieve our goals, including by increasing our regulated business mix. Our key strategic priorities are as follows:

Pursue high-quality earnings growth

SJI’s stated goal is to grow Economic Earnings to $160 million by 2020. The Company estimates its capital expenditures, inclusive of affiliate investments, will be approximately $1.2 billion over the next three years, of which approximately 98% is related to SJG and SJI Midstream. As a result of these investments, the Company expects net income from SJG and SJI Midstream to account for approximately 70–80% of SJI’s total net income by 2020.

Growth in our utility business, combined with our acquisition of the Elizabethtown Business (as discussed below under “Recent Developments”) is expected to accelerate a shift to a greater regulated business mix.

Growth in our existing utility business comes from both customer growth and utility infrastructure investment. Customers for SJG grew 1.6% for 2017 as SJG continues its focus on customer conversions. In 2017, the 6,108 consumers converting their homes and businesses from other heating fuels, such as electric, propane or oil, to natural gas represented approximately 71% of the total new customer acquisitions for the year. In comparison, conversions over the past five years averaged 5,480 annually. Customers in SJG’s service territory typically base their decisions to convert on comparisons of fuel costs, environmental considerations and efficiencies. Natural gas currently offers a significant price advantage relative to other forms of fuel for customers, in addition to efficiency and environmental advantages. SJG has begun a comprehensive partnership with the State of New Jersey’s Office of Clean Energy to educate consumers on energy efficiency and to promote the rebates and incentives available to natural gas users.

Continuing expansion of South Jersey Gas’s infrastructure throughout its seven-county region has also led to customer growth and created opportunities for future extension into areas not yet served by natural gas. At present, SJG serves approximately 71% of households within its territory with natural gas. SJG believes that the ongoing transition of southern New Jersey’s oceanfront communities from seasonal resorts to year-round economies will further contribute to SJG’s customer growth. We also expect building expansions in the medical, education and retail sectors within mainland communities to drive additional growth.

Investments in our utility business, which are expected to total more than $1 billion over the next five years, are supported by a constructive New Jersey regulatory environment. We expect our regulator, the New Jersey

Board of Public Utilities (“BPU”), to continue to set rates and establish terms of service that allow SJG to obtain a fair and reasonable return on capital invested. Further, the BPU has put in place certain programs that incentivize prudent investments in our utility system. For example, in February 2013, the BPU approved the Accelerated Infrastructure Replacement Program (“AIRP”), a $141.2 million program to replace cast iron and unprotected bare steel mains and services over a four-year period. Additionally, the BPU issued an Order approving an extension of the AIRP for a five-year period (“AIRP II”), commencing October 1, 2016, with authorized investments of up to $302.5 million to continue replacing cast iron and unprotected bare steel mains and associated services. SJG earns a return on AIRP II investments as they are made and through annual base rate adjustments. Further, in August 2014, the BPU approved a Storm Hardening and Reliability Program (“SHARP”), a $103.5 million program to replace low-pressure distribution mains and services with high-pressure mains and services in coastal areas that are susceptible to flooding during major storms over a three-year period. In November 2017, SJG filed a petition with the BPU to continue its storm hardening program (“SHARP II”), proposing a three-year effort and total investment of $110.25 million. SJG earns a return on SHARP investments as they are made and through annual base rate adjustments.

In addition to SJG, we expect SJI Midstream to further support our goal of high quality, regulated earnings growth. Design, engineering and environmental assessments continue moving forward on a natural gas pipeline in Pennsylvania and New Jersey. We expect FERC-level returns from our $200 million investment in the PennEast Pipeline Project (“PennEast”). The pipeline is fully subscribed with 80% of capacity under 15-year agreements with multiple utility and energy affiliates of project sponsors. In September 2015, SJI Midstream, along with other partners in the project, submitted an application to FERC for a permit to proceed with PennEast’s construction. In January 2018, the Certificate of Public Convenience and Necessity was approved by the FERC. This authorizes PennEast, of which Midstream has a 20% equity interest, to construct, install, own, operate and maintain this pipeline. In February 2018, the New Jersey Department of Environmental Protection filed a motion to the FERC for reconsideration of this approval. We expect to make additional investments in similar midstream projects.

Disciplined approach to non-regulated business

Consistent with our long-term strategy of growing earnings and improving the quality thereof through a shift to a greater regulated business mix, we are seeking to reposition our non-utility business to deemphasize the on-site energy production business within the Energy Services group of SJES. That includes exploring potential dispositions of some or all of the on-site energy production assets, depending on market conditions.

On-site energy production includes a 204MW portfolio of solar generation assets located in New Jersey, Maryland, Massachusetts and Vermont and the Marina Thermal Plant Cogeneration Facility, which serves Atlantic City’s Borgata Hotel Casino & Spa through an existing long-term power purchase agreement. We also own four landfill gas electric generation facilities in in New Jersey.

Our wholesale gas marketing and fuel management business is expected to be an important source of future earnings and cash flow to SJI. Our wholesale gas marketing business has been a significant contributor to SJI’s earnings over the last two decades through the management of leased gas transportation and storage capacity in and around the Marcellus shale region. We continue to actively monitor and manage risk within our retail and wholesale commodity businesses through a matched book approach and active hedging program. We adhere to a well-defined risk management policy approved by our Board of Directors that includes volumetric and monetary limits as well as detailed activity tracking on a daily basis.

Our fuel management business, a niche supplier of fuel supply management services, acquires valuable pipeline capacity that allows us to match end users, many of which are merchant generators, with producers who are looking to find a long-term home for their supply. With a total of six contracts online at full capacity and an additional five contracts executed, we are positioned to serve at least 10 gas-fired generators by 2020. As such, this business is expected to demonstrate significant earnings growth over the next several years.

Maintain our commitment to a strong balance sheet

Our goal is to maintain a strong balance sheet and liquidity position in addition to solid investment grade credit ratings. We believe these afford us the financial flexibility necessary to take advantage of significant growth opportunities in our utility and regulated businesses. SJI’s average equity-to-capitalization ratio was approximately 47% and 48% as calculated for the four quarters of 2017 and 2016, respectively. SJG’s average equity-to-capitalization ratio was approximately 54% and 52% as calculated for the four quarters of 2017 and 2016, respectively. A strong balance sheet assists us in maintaining the financial flexibility necessary to address volatile economic and commodity markets while maintaining a low-to-moderate risk platform.

Recent Developments

On October 15, 2017, we entered into two separate definitive asset purchase agreements with Pivotal Utility Holdings, Inc. (“Pivotal”) to acquire (the “Acquisition”) the assets of New Jersey-based Elizabethtown Gas (the “Elizabethtown Business” or “ETG”) and Maryland-based Elkton Gas (the “Elkton Business”, and collectively with the Elizabethtown Business, the “Acquired Business”). Pursuant to the terms of the asset purchase agreements, the Company intends to acquire the Elizabethtown Business for an aggregate purchase price equal to $1.69 billion in cash, and the Elkton Business for an aggregate purchase price equal to $10 million in cash, in each case, subject to certain adjustments.

The Acquired Business consists of Elizabethtown Gas and Elkton Gas, two of seven natural gas distribution companies of The Southern Company, an energy company serving approximately 4.6 million natural gas utility customers. Elizabethtown Gas is a regulated natural gas utility that provides natural gas delivery service to approximately 292,000 residential, business and industrial natural gas customers in New Jersey through approximately 3.2 million miles of intrastate natural gas pipeline. In operation since 1855, the company serves parts of Union, Middlesex, Sussex, Warren, Hunterdon, Morris and Mercer counties. During the year ended December 31, 2017, Elizabethtown Gas reported unaudited total operating revenues, income before income tax and assets of approximately $304.7 million, $55.7 million, and $1.43 billion, respectively. Elkton Gas provides natural gas delivery service to approximately 6,000 residential and business natural gas customers in the greater Elkton area in northeastern Maryland through approximately 100,000 miles of intrastate natural gas pipeline.

During the year ended December 31, 2017, Elkton Gas reported unaudited total operating revenues, income before income tax and assets of approximately $7.3 million, $0.4 million, and $18.2 million, respectively.

Management expects to complete the Acquisition in mid-2018 subject to customary closing conditions, including regulatory approvals from the New Jersey Board of Public Utilities (“NJBPU”) and the Maryland Public Service Commission (“MPSC”). In addition, the transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The NJBPU, MPSC or interveners in the approval proceedings, could seek to block or challenge the Acquisition or the NJBPU or MPSC could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the Acquisition. The asset purchase agreements contain other customary closing conditions which may not be satisfied or waived or may take longer than anticipated to satisfy. The Acquisition may not be completed or may be approved subject to unfavorable regulatory conditions, which could adversely affect anticipated benefits or our business, financial condition, results of operations or stock price. See “Risk Factors—Risks Related to the Acquisition.”

The asset purchase agreements contain certain termination rights for both us and Pivotal, including the right to terminate if the Acquisition is not completed by October 15, 2018 (subject to extension to January 15, 2019, under certain circumstances related to fulfillment of the regulatory approval closing conditions).

In light of the Acquisition, the potential disposition of Energy Services group on-site energy production assets and our other plans to finance the purchase price as further described below, we expect that our credit rating may be lowered upon consummation of the Acquisition. However, we believe that we will continue to maintain a solid investment grade rating.

Concurrent Offering

This offering is part of a larger financing transaction to provide funds for the Acquisition. Concurrently with the offering of the common stock, we are offering $250.0 million aggregate stated amount of our equity units (the “Equity Units”). Each Equity Unit is comprised of a purchase contract issued by us to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 2018 Series A      % remarketable junior subordinated notes due 2031. This offering of common stock is not contingent on the concurrent offering of Equity Units, and the concurrent offering of Equity Units is not contingent upon this offering of common stock.

We also intend to issue $250.0 million in aggregate principal amount of new senior unsecured notes (the “Senior Unsecured Notes”), to borrow $530.0 million in aggregate principal amount of a new term loan facility

(the “Term Facility”), to drawdown $71.4 million in aggregate principal amount from our existing syndicated revolving credit facility (the “Revolver”) and $314.9 million in aggregate principal amount from our bridge loan commitment (the “Bridge Loan”).

We intend to fund the Acquisition with the proceeds of this offering, the concurrent offering of the Equity Units, the issuance of the Senior Unsecured Notes, the borrowings under the Term Facility, the drawdown from the Revolver, the drawdown from the Bridge Loan and the potential disposition of Energy Services group on-site energy production assets. In connection with the asset purchase agreements, we have obtained a commitment from certain financial institutions for a bridge loan facility, which, may be used to fund a portion of the cash consideration payable in connection with the Acquisition and pay related fees and expenses in the event that this offering, the concurrent offering of the Equity Units, the issuance of the Senior Unsecured Notes, or the entry into the Term Facility are not completed or we do not pursue dispositions of Energy Services group on-site energy production assets. If we do not consummate the Acquisition, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes.

General

Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037, and our telephone number at that address is (609) 561-9000.

The Offering

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the shares of common stock, see “Description of Capital Stock” beginning on page 21 of the accompanying prospectus.

Issuer
South Jersey Industries, Inc., a New Jersey corporation
Common Stock Offered by Us
$125.0 million of shares of our common stock (or $173.75 million of shares of our common stock if the underwriters’ option to purchase $48.75 million of additional shares of our common stock is exercised in full.
Common Stock Offered by the Forward Seller
$200.0 million of shares of our common stock.
Shares of Our Common Stock to be Outstanding Immediately Following This Offering
83,737,523 shares of our common stock (or 85,335,360 shares of our common stock if the underwriters’ option to purchase additional shares of our common stock is exercised in full), which is based on an aggregate offering of $125.0 million of shares of our common stock at an assumed public offering price of $30.51 per share (the last reported sale price of our common stock on the NYSE on April 16, 2018).2
Shares of Our Common Stock to be Outstanding After Settlement of the Forward Sale Agreement Assuming Physical Settlement

90,292,751 shares of our common stock (or 91,890,587 shares of our common stock if the underwriters’ option to purchase additional shares of our common stock is exercised in full), which is based on an aggregate offering of $325.0 million of shares of our common stock at an assumed public offering price of $30.51 per share (the last reported sale price of our common stock on the NYSE on April 16, 2018).2
Use of Proceeds
We estimate that net proceeds that we receive from the sale of the common stock we are offering and selling, after deducting underwriting discounts and commissions, will be approximately $       million (or $      million if the underwriters exercise their option to purchase additional shares of our common stock in full). We will not initially receive any proceeds from the sale of the shares of our common stock offered by the forward seller pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters. Assuming that the forward sale is physically settled, at an initial forward sale price of $    per share, we expect to receive net proceeds of approximately $    million, subject to the price adjustment and other provisions of the forward
[2]	Based on 79,640,506 of shares of our common stock outstanding as of April 16, 2018. Excludes (i) shares of our common stock that we may be required to sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters; (ii) 216,642 shares of treasury stock; and (iii) 2,209,540 shares of common stock issuable upon the exercise of outstanding restricted stock awards or reserved for issuance pursuant to future grants of awards under our 2015 Omnibus Equity Compensation Plan.

sale agreement, in the event of full physical settlement of the forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreement during the term of the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing the number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was greater than the spread. See “Underwriting (Conflicts of Interest) —Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use the net proceeds from this offering and any net proceeds that we receive upon settlement of the forward sale agreement, together with proceeds from the concurrent offering of Equity Units, proceeds from the offering of the Senior Unsecured Notes, the Term Facility and the sale of non-core assets, to fund the cash consideration payable in connection with the Acquisition and for capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business. However, the consummation of this offering is not conditioned on the closing of the Acquisition or the concurrent Equity Units offering. If we do not consummate the Acquisition, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, then we intend to use any net proceeds we receive from any such sales for the same purposes. See “Use of Proceeds.”

Listing
Our common stock is listed on the New York Stock Exchange under the symbol “SJI.”
Transfer Agent and Registrar for Our Common Stock
Broadridge Corporate Issuer Solutions, Inc.
Risk Factors
An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 5 of the accompanying prospectus.

Accounting Treatment
Before any issuance of shares of our common stock upon physical or net share settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical or net share settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $      (which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the overnight bank funding rate less a spread, and subject to decrease on each of certain dates specified in the forward sale agreement and if the cost to the forward seller of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. However, if we decide to physically or net share settle the forward sale agreement, delivery of our common stock on any physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.
Concurrent Offering
This offering is part of a larger financing transaction to provide funds for the Acquisition. Concurrently with the offering of the common stock, we are offering $250.0 million aggregate stated amount of our Equity Units. Each Equity Unit is comprised of a purchase contract issued by us to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 2018 Series A           % remarketable junior subordinated notes due 2031. This offering of common stock is not contingent on the concurrent offering of Equity Units, and the concurrent offering of Equity Units is not contingent upon this offering of common stock.

Conflicts of Interest
All of the proceeds of this offering (excluding proceeds paid to us (x) in respect of the shares of our common stock we are offering and selling in this offering, (y) with respect to any common shares that we sell to the underwriters in lieu of the forward seller selling our common shares to the underwriters and (z) in respect of shares of our common stock sold by us if the underwriters exercise their option to purchase additional shares of our common stock) will be paid to the forward purchaser. As a result, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales to discretionary accounts without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering because our common stock has a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

Summary Consolidated Financial Information

The following table sets forth selected consolidated financial information for us and unaudited pro forma condensed combined financial statements for us and the Elizabethtown Business. The summary consolidated financial data has been derived from our audited consolidated financial statements and related notes for the three years ended December 31, 2017, 2016 and 2015 contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated in this prospectus supplement by reference. The summary financial information should be read in conjunction with the consolidated financial statements described above and the related notes. The unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial data of the Company and the Elizabethtown Business, after giving effect to the acquisition of the Elizabethtown Business by the Company as of December 31, 2017. The unaudited pro forma condensed combined financial statements should be read in conjunction with the financial statements presented in “Unaudited Pro Forma Condensed Combined Financial Data of the Company and the Elizabethtown Business” in this prospectus supplement and the related notes thereto.

Our historical and pro forma financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Historical South Jersey Industries, Inc.			Pro Forma Combined
(In thousands except for per share data)	Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017
Statements of consolidated income and statements of consolidated cash flows data:
Total operating revenues	$1,243,068	$1,036,500	$959,568	$1,547,815
Total operating expenses	1,238,658	847,224	802,674	1,454,028
Operating income	4,410	189,276	156,894	93,787
Income from continuing operations	(3,404)	119,061	105,610	18,258
Net income	(3,490)	118,810	105,107	18,172
Basic earnings per common share	(0.04)	1.56	1.53	0.20
Diluted earnings per common share	(0.04)	1.56	1.52	0.20
Capital expenditures	(272,965)	(279,423)	(343,883)	(428,113)
Consolidated operating data:
Economic Earnings(1)	$98,065	$102,842	$98,974	$115,628
Economic EPS per diluted share	$1.23	$1.34	$1.44	$1.27
(1)	We define Economic Earnings as: Income from continuing operations, (a) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (b) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; (c) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period; (d) as adjusted by the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred; (e) as adjusted by the impact of a settlement of an outstanding legal claim stemming from a dispute related to a three-year capacity management contract with a counterparty, including legal fees incurred; (f) as adjusted by the impact of a favorable FERC decision over a tariff rate dispute with a counterparty, including interest earned; and (g) as adjusted for various costs related to the agreement to acquire the assets of Elizabethtown Gas and Elkton Gas. With respect to part (c) of the definition of Economic Earnings:
•	For the year ended December 31, 2017, Economic Earnings excludes an approximately $2.4 million pre-tax loss related to a new interest rate derivative and amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in Accumulated Other Comprehensive Loss (“AOCL”). SJI reclassified this amount from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. See Note 16 to the consolidated financial statements.

•	For the year ended December 31, 2017, Economic Earnings excludes approximately $91.3 million of pre-tax charges related to several impairment charges recorded during the year, including impairments on solar generating facilities, landfill gas-to-energy (“LFGTE”) long-lived assets, LFGTE assets customer relationships, and goodwill (see Note 1 to the consolidated financial statements). The economic impact of these charges will not be realized until a future period. An impairment charge was also recorded in 2012 within Income from Continuing Operations on a separate solar generating facility which reduced its depreciable basis and recurring depreciation expense, and this was also excluded from Economic Earnings.
•	For the year ended December 31, 2017, Economic Earnings excludes approximately $11.4 million for the impact of one-time tax adjustments, most notably related to the Tax Cuts and Jobs Act (“Tax Reform”), which was signed into law in December 2017.
•	For the year ended December 31, 2015, Economic Earnings includes a pre-tax loss of $2.5 million from affiliated companies that was excluded from Economic Earnings for the year ended December 31, 2014. These adjustments are the result of a reserve for uncollectible accounts recorded by an Energenic subsidiary that owned and operated a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey (see Note 7 to the consolidated financial statements). In 2014, this charge was excluded from Economic Earnings as the total economic impact of the proceedings had not been realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is included in Economic Earnings for the year ended December 31, 2015.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized primarily in a future period or was realized in a previous period. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Historical South Jersey Industries, Inc.			Pro Forma Combined
	Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017
(Loss) Income from Continuing Operations	$(3,404)	$119,061	$105,610	$18,258
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives*	14,226	(27,550)	(8,444)	14,226
Realized Losses on Inventory Injection Hedges*	332	683	89	332
Net Loss from Affiliated Companies(A)*	—	—	(2,540)	—
Unrealized Loss on Property, Plant and Equipment(B)	91,299	—	—	91,299
Net Losses from Legal Proceedings(C)	56,075	—	—	56,075
Acquisition Costs(D)	19,564	—	—	12,898
Other(E)*	2,227	(165)	(165)	2,227
Income Taxes(F)	(70,834)	10,813	4,424	(68,267)
Additional Tax Adjustments(G)	(11,420)	—	—	(11,420)

	Historical South Jersey Industries, Inc.			Pro Forma Combined
	Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017
Economic Earnings	$98,065	$102,842	$98,974	$115,628
(Loss) Earnings per Share from Continuing Operations	$(0.04)	$1.56	$1.53	$0.20
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives*	0.18	(0.36)	(0.12)	0.16
Realized Losses on Inventory Injection Hedges*	—	0.01	—	—
Net Loss from Affiliated Companies(A)*	—	—	(0.04)	—
Unrealized Loss on Property, Plant and Equipment(B)	1.14	—	—	1.00
Net Losses from Legal Proceedings(C)	0.70	—	—	0.62
Acquisition Costs(D)	0.25	—	—	0.14
Other(E)*	0.03	—	—	0.02
Income Taxes(F)	(0.89)	0.13	0.07	(0.75)
Additional Tax Adjustments(G)	(0.14)	—	—	(0.12)
Economic Earnings per Share	$1.23	$1.34	$1.44	$1.27
*	Certain reclassifications have been made to the prior period numbers in these tables to conform to the current period presentation. The 2015 numbers in these line items have been adjusted to be presented before income taxes.
(A)	Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owned and operated a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey (see Note 7 to the consolidated financial statements). In 2014, this charge was excluded from Economic Earnings as the total economic impact of the proceedings had not been realized. During the second quarter 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is included in Economic Earnings in 2015.
(B)	Represents several impairment charges recorded during the year, including impairments on solar generating facilities, landfill gas-to-energy long-lived assets, LFGTE assets customer relationships, and goodwill (see Note 1 to the consolidated financial statements). The economic impact of these charges will not be realized until a future period.
(C)	Represents net losses from three separate legal proceedings: (a) $55.6 million of pre-tax charges, including interest and legal fees, resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a $9.8 million pre-tax charge, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (c) a $9.3 million pre-tax gain resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period. See Note 15 to the consolidated financial statements. Since these net losses relate to transactions that primarily occurred in prior periods, these net losses are excluded from Economic Earnings.
(D)	For SJI Historical, this represents, costs incurred on the agreement to acquire the assets of Elizabethtown Gas and Elkton Gas (see Note 1 to the consolidated financial statements). Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. For Pro Forma Combined purposes, this represents specific costs incurred related to the financing of the acquisition not already excluded in the Pro Forma (Loss) Income from Continuing Operations amounts.
(E)	Included in this amount are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL, which SJI reclassified from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. Also included is additional depreciation expense within Economic Earnings on two solar generating facilities where an impairment charge was recorded in the past, which reduced the depreciable basis and recurring depreciation expense, and the related reduction in depreciation expense is being added back.
(F)	Determined using a combined average statutory tax rate of approximately 39% for 2017 and 40% for 2016 and 2015.
(G)	Represents one-time tax adjustments, most notably for Tax Reform, which was signed into law in December 2017.

There is no difference between SJG’s GAAP net income and Economic Earnings.

	Historical South Jersey Industries, Inc.		Pro Forma Combined
	As of December 31,		As of December 31,
(In thousands)	2017	2016	2017
Consolidated balance sheets data:
Total assets	$3,865,086	$3,730,567	$5,876,918
Long-term debt	1,122,999	808,005	2,222,313
Total equity	1,192,409	1,289,240	1,452,988
	Historical South Jersey Industries, Inc.
	Year ended December 31,
	2017	2016	2015
Operating Revenues:
Gas Utility Operations	$517,254	$461,055	$534,290
Energy Group:
Wholesale Energy Operations	352,613	220,707	129,098
Retail Gas and Other Operations	111,048	92,371	87,198
Retail Electric Operations	179,534	182,540	150,049
Subtotal Energy Group	643,195	495,618	366,345
Energy Services:
On-Site Energy Production	99,517	94,375	63,665
Appliance Service Operations	6,488	7,898	11,186
Subtotal Energy Services	106,005	102,273	74,851
Corporate & Services	45,024	35,147	31,156
Subtotal	1,311,478	1,094,093	1,006,642
Intersegment Sales	(68,410)	(57,593)	(47,074)
Total Operating Revenues	$1,243,068	$1,036,500	$959,568

Risk Factors

Investing in our common stock involves risks, including the risks described below that are specific to our business and our common stock. Before purchasing any shares of our common stock, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement, as well as the additional risks described below. We encourage you to read these risk factors in their entirety. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Related to Our Business

SJI is a holding company and its assets consist primarily of investments in subsidiaries.

Should SJI’s subsidiaries be unable to pay dividends or make other payments to SJI for financial, regulatory, legal or other reasons, SJI’s ability to pay dividends on its common stock could be limited. SJI’s stock price could be adversely affected as a result.

SJI’s business activities, including those of SJG, are concentrated in southern New Jersey.

Changes in the economies of southern New Jersey and surrounding regions could negatively impact the growth opportunities available to SJI and the financial condition of the customers and prospects of SJI and SJG.

Changes in the regulatory environment or unfavorable rate regulation at its utility may have an unfavorable impact on SJI’s and SJG’s financial performance or condition.

SJG is regulated by the New Jersey Board of Public Utilities (“BPU”) which has authority over many of the activities of the utility business including, but not limited to, the rates it charges to its customers, the amount and type of securities it can issue, the nature of investments it can make, the nature and quality of services it provides, safety standards and other matters. The extent to which the actions of regulatory commissions restrict or delay SJG’s ability to earn a reasonable rate of return on invested capital and/or fully recover operating costs may adversely affect SJI and SJG’s results of operations, financial condition and cash flows.

SJI and SJG may not be able to respond effectively to competition, which may negatively impact their financial performance or condition.

Regulatory initiatives may provide or enhance opportunities for competitors that could reduce utility income obtained from existing or prospective customers. Also, competitors in all of SJI’s business lines may be able to provide superior or less costly products or services based upon currently available or newly developed technologies.

Warm weather, high commodity costs, or customer conservation initiatives could result in reduced demand for some of SJI’s and SJG’s energy products and services.

SJG currently has a conservation incentive program clause that protects its revenues and gross margin against usage that is lower than a set level. Should this clause be terminated without replacement, lower customer energy utilization levels would likely reduce SJI’s and SJG’s net income. Further, during periods of warmer temperatures, demand and volatility in the natural gas market could decrease, which would negatively impact their financial results.

High natural gas prices could cause more of SJI’s and SJG’s receivables to be uncollectible.

Higher levels of uncollectibles from either residential or commercial customers would negatively impact SJI’s and SJG’s income and could result in higher working capital requirements.

SJI’s and SJG’s net income could decrease if it is required to incur additional costs to comply with new governmental safety, health or environmental legislation.

SJI and SJG are subject to extensive and changing federal, state and local laws and regulations that impact many aspects of its business; including the storage, transportation and distribution of natural gas, as well as the remediation of environmental contamination at former manufactured gas plant facilities.

Climate change legislation could impact SJI’s and SJG’s financial performance and condition.

Climate change is receiving ever increasing attention from both scientists and legislators. The debate is ongoing as to the extent to which our climate is changing, the potential causes of this change and its future impacts. Some attribute global warming to increased levels of greenhouse gases, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. The outcome of federal and state actions to address global climate change could result in a variety of regulatory programs, including additional charges to fund energy efficiency activities or other regulatory actions. These actions could affect the demand for natural gas and electricity, result in increased costs to our business and impact the prices we charge our customers. Because natural gas is a fossil fuel with low carbon content, it is possible that future carbon constraints could create additional demands for natural gas, both for production of electricity and direct use in homes and businesses. Any adoption by federal or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. We cannot predict the potential impact of such laws or regulations on our future consolidated financial condition, results of operations or cash flows.

SJI’s wholesale commodity marketing and retail electric businesses are exposed to the risk that counterparties that owe money or energy to SJI will not be able to meet their obligations for operational or financial reasons.

SJI could be forced to buy or sell commodity at a loss as a result of such failure. Such a failure, if large enough, could also impact SJI’s liquidity.

Increasing interest rates would negatively impact the net income of SJI and SJG.

Several of SJI’s subsidiaries, including SJG, are capital intensive, resulting in the incurrence of significant amounts of debt financing. Some of the long-term debt of SJI and its subsidiaries is issued at fixed rates or has utilized interest rate swaps to mitigate changes in variable rates. However, long-term debt of SJI and SJG at variable rates, along with all variable rate short-term borrowings, are exposed to the impact of rising interest rates.

The inability to obtain capital, particularly short-term capital from commercial banks, could negatively impact the daily operations and financial performance of SJI and SJG.

SJI and SJG use short-term borrowings under committed credit facilities provided by commercial banks to supplement cash provided by operations, to support working capital needs, and to finance capital expenditures, as incurred. SJG also relies upon short-term borrowings issued under a commercial paper program supported by a committed bank credit facility to support working capital needs, and to finance capital expenditures, as incurred. If the customary sources of short-term capital were no longer available due to market conditions, SJI and its subsidiaries may not be able to meet their working capital and capital expenditure requirements and borrowing costs could increase.

A downgrade in either SJI’s or SJG’s credit ratings could negatively affect our ability to access adequate and cost-effective capital.

Our ability to obtain adequate and cost-effective capital depends to a significant degree on our credit ratings, which are greatly influenced by our financial condition and results of operations. If the rating agencies downgrade either SJI’s or SJG’s credit ratings, particularly below investment grade, our borrowing costs would increase. In addition, we would likely be required to pay higher interest rates in future financings and potential funding sources would likely decrease. To the extent that a decline in SJG’s credit rating has a negative effect on SJI, SJI could be required to provide additional support to certain counterparties.

Hedging activities of the Company designed to protect against commodity price or interest rate risk may cause fluctuations in reported financial results and SJI’s stock price could be adversely affected as a result.

Although SJI enters into various contracts to hedge the value of energy assets, liabilities, firm commitments or forecasted transactions, the timing of the recognition of gains or losses on these economic hedges in accordance with accounting principles generally accepted in the United States of America does not always match up with the gains or losses on the items being hedged. The difference in accounting can result in volatility in reported results, even though the expected profit margin is essentially unchanged from the dates the transactions were consummated.

The inability to obtain natural gas or electricity from suppliers would negatively impact the financial performance of SJI and SJG.

Several of SJI’s subsidiaries, including SJG, have businesses based upon the ability to deliver natural gas or electricity to customers. Disruption in the production or transportation to SJI or SJG from its suppliers could prevent SJI or SJG from completing sales to its customers.

Transporting and storing natural gas involves numerous risks that may result in accidents and other operating risks and costs.

SJI’s and SJG’s gas distribution activities involve a variety of inherent hazards and operating risks, such as leaks, accidents, mechanical problems, natural disasters or terrorist activities which could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution and impairment of operations, which in turn could lead to substantial losses. In accordance with customary industry practice, SJI and SJG maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events, even if fully covered by insurance, could adversely affect SJI’s or SJG’s financial position, results of operations and cash flows.

Adverse results in legal proceedings could be detrimental to the financial condition of SJI or SJG.

The outcomes of legal proceedings can be unpredictable and can result in adverse judgments.

Renewable energy projects at Marina receive significant benefit from regulatory incentives.

A significant portion of the expected return on investment of these renewable energy projects is dependent upon the future market for renewable energy credits (“RECs”). The benefits from RECs are produced during the entire life of the project. As a result, earnings from existing projects would be adversely affected without a liquid REC market. Therefore, these projects are exposed to the risk that favorable regulatory incentives expire or are adversely modified. A decrease in the future value of electricity and Solar RECs impacted by market conditions and/or legislative changes may negatively impact Marina’s return on its investments as well as lead to impairment of the respective assets.

Constraints in available pipeline capacity, particularly in the Marcellus Shale producing region, may negatively impact SJI’s financial performance.

Natural gas production and/or pipeline transportation disruptions in the Marcellus region, where SJI has natural gas receipt requirements, may cause temporary take-away constraints resulting in higher transportation costs and the sale of shale gas at a loss.

SJI’s and SJG’s business could be adversely impacted by strikes or work stoppages by its unionized employees.

The gas utility operations of SJG are dependent upon employees represented by unions and covered under collective bargaining agreements. A work stoppage could negatively impact operations, which could impact financial results as well as customer relationships.

The risk of terrorism may adversely affect the economy as well as SJI’s and SJG’s business.

An act of terror could result in disruptions of natural gas supplies and cause instability in the financial and capital markets. This could adversely impact SJI’s or SJG’s ability to deliver products or raise capital and could adversely impact its results of operations.

Failure to obtain proper approvals and property rights in the PennEast pipeline could hinder SJI’s equity investment in the project.

Construction, development and operation of energy investments, specifically the PennEast pipeline, are subject to federal and state regulatory oversight and require certain property rights from public and private property owners, as well as regulatory approvals, including environmental and other permits and licenses. SJI, as well as our joint venture partners in the PennEast pipeline, may be unable to obtain all such needed property rights, permits and licenses to successfully construct and develop the pipeline, and failing to do so could cause SJI’s equity investment in the project to become impaired. Such impairment could have a materially adverse effect on SJI’s financial condition and results of operations.

Our business could be harmed by cybersecurity threats and related disruptions.

We rely extensively on information technology systems to process transactions, transmit and store information and manage our business. Disruption or failure of our information technology systems could shut down our facilities or otherwise harm our ability to safely deliver natural gas to our customers, serve our customers effectively, manage our assets, or otherwise materially disrupt our business. Cyber threats are constantly evolving, increasing the difficulty of detecting and successfully defending against them. SJI and SJG have experienced such attacks in the past; however, based on information currently available to SJI and SJG, none have had a material impact on our business, financial condition, results of operations or cash flows. In response, we have invested in expanded cybersecurity systems and procedures designed to safeguard the continuous and uninterrupted performance of our information technology systems and protect against unauthorized access. However, all information technology systems are potentially vulnerable to security threats, including hacking, viruses, other malicious software, and other unlawful attempts to disrupt or gain access to such systems. There is no guarantee that our cybersecurity systems and procedures will prevent or detect the unauthorized access by experienced computer programmers, hackers or others. An attack on or failure of our information technology systems could result in the unauthorized disclosure, theft, misuse or destruction of customer or employee data or business or confidential information, or disrupt the performance of our information technology systems. These events could expose us to potential liability, litigation, governmental inquiries, investigations or regulatory actions, harm our brand and reputation, diminish customer confidence, disrupt operations, and subject us to payment of fines or other penalties, legal claims by our clients and significant remediation costs.

Our stated long-term goals are based on various assumptions and beliefs that may not prove to be accurate, and we may not achieve our stated long-term goals by 2020 or at all.

Our current long-term goals are to (i) grow Economic Earnings to $160 million by 2020; (ii) improve the quality of our earnings; (iii) maintain the strength of our balance sheet; and (iv) maintain a low-to-moderate risk profile. The goal of $160 million does not include the expected financial impact of the acquisition of Elizabethtown Gas and Elkton Gas discussed below. Management established those goals in conjunction with our board of directors based upon a number of different internal and external factors that characterize and influence our current and expected future activities. For example, these long-term goals are based on certain assumptions regarding our participation in a current project to build an approximately 118-mile natural gas pipeline in Pennsylvania and New Jersey. However, construction on this project is not expected to begin until 2018 and is estimated to be completed in the second half of 2019, but may be subject to delay. As a result, no assurance can be given that this project will be completed on time or at all. Also, as noted below, the acquisition of Elizabethtown Gas and Gas is subject to many approvals, and no assurance can be given that the acquisition will be consummated, or, if consummated, that these two entities will perform as expected. Further, the economy of Southern New Jersey has remained depressed relative to other regions, which could cause increased customer delinquencies or otherwise negatively affect achievement of our long-term earnings goals. The 2017 New Jersey gubernatorial election resulted in a change in administration which could lead to unfavorable state and local regulatory changes that could delay approvals, require environmental remediation or capital or other expenditures or otherwise adversely affect our results of operations, financial condition or cash flows. Other factors, assumptions and beliefs of management and our board of directors on which our long-term goals were based may also prove to differ materially from actual future results. Accordingly, we may not achieve our stated long-term goals by 2020 or at all, or our stated long-term goals may be negatively revised as a result of less than expected progress toward achieving these goals, and you are therefore cautioned not to place undue reliance on these goals.

Risks Related to the Acquisition

Our acquisition of Elizabethtown Gas and Elkton Gas may not be consummated, and if consummated, may not perform as expected.

We have entered into agreements to acquire the assets of New Jersey-based Elizabethtown Gas and Maryland-based Elkton Gas. Completion of the transaction is subject to a number of risks and uncertainties and we can provide no assurance that the various closing conditions to the acquisition agreement will be satisfied, including that the required governmental and other necessary approvals will be obtained. Although we have obtained a bridge commitment, subject to certain conditions, to fund the acquisition, our ability to raise the necessary funds to provide permanent financing through the issuance of equity or debt securities is subject to market conditions and other risks and uncertainties, and there can be no assurance that we will be able to raise the necessary funds on terms we consider favorable, or at all. The inability to complete the transaction, or to obtain permanent financing on terms that are favorable, or at all, could have a material adverse effect on our results of operations, financial condition and prospects. Historically, acquisitions have not been a part of our growth strategy. Although the acquired businesses have significant operating histories, we will have no history of owning and operating these businesses and limited or no experience operating in the territories served by these businesses. We can provide no assurance that the acquired businesses will perform as expected, that integration or other one-time costs will not be greater than expected, that we will not incur unforeseen obligations or liabilities or that the rate of return from such businesses will justify our decision to invest capital to acquire them.

We may experience difficulties in integrating the operations of Elizabethtown Gas and Elkton Gas into our business and in realizing the expected benefits of the proposed acquisition.

The success of the proposed acquisition of Elizabethtown Gas and Elkton Gas, if completed, will depend in part on our ability to realize the anticipated business opportunities from combining the operations of Elizabethtown Gas and Elkton Gas with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the transaction, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of Elizabethtown Gas and Elkton Gas with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the proposed transaction, and our business, results of operations and financial condition could be materially and adversely affected.

Our acquisition of Elizabethtown Gas and Elkton Gas involves risks associated with acquisitions and integrated acquired assets, including the potential exposure to significant liabilities, and the intended benefits of the acquisition of Elizabethtown Gas and Elkton Gas may not be realized.

The acquisition of Elizabethtown Gas and Elkton Gas involves risks associated with acquisitions and integrating acquired assets into existing operations, including that:

•	our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the acquisition of Elizabethtown Gas and Elkton Gas;
•	we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;
•	the assets to be acquired may not perform as well as we anticipate; and
•	unexpected costs, delays and challenges may arise in integrating the assets acquired in Acquisition into our existing operations.

Even if we successfully integrate the assets acquired in the Acquisition into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected time frame. If we fail to realize the benefits we anticipate from the Acquisition, our business, results of operations and financial condition may be adversely affected.

We expect to issue securities pursuant to this offering and the concurrent offering of Equity Units, as well as the Senior Unsecured Notes, to provide permanent financing for the Acquisition in lieu of or to refund borrowings under a bridge loan facility, and, as a result, we are subject to market risks including market demand for our debt and equity securities. We are also seeking to consummate certain asset sales.

In connection with the asset purchase agreements, we have obtained a commitment from the underwriters for a bridge loan facility, which may be used to fund a portion of the cash consideration payable in connection with the Acquisition and pay related fees and expenses in the event that permanent financing is not completed at the time of the closing of the Acquisition. The permanent financing is anticipated to include the common stock and Equity Units, which will be sold in this offering and the concurrent offering, respectively, the Senior Unsecured Notes, the Term Facility and, depending on market conditions, may include other instruments.

Although we and our advisers believe we have taken prudent steps to position SJI and its subsidiaries for successful capital raises, we cannot assure you as to the ultimate cost or availability of funds to complete the permanent financing.

Among other risks, the planned increase in our indebtedness may:

•	make it more difficult for us to repay or refinance our debts as they become due during adverse economic and industry conditions;
•	limit our flexibility to pursue other strategic opportunities or react to changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to competitors with less debt;
•	require an increased portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of cash flows to fund working capital, capital expenditures, dividend payments and other general corporate purposes;
•	result in a downgrade in the credit rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to our indebtedness;
•	result in higher interest expense in the event of increases in market interest rates for both long-term debt as well as short-term commercial paper, bank loans or borrowings under our line of credit at variable rates;
•	reduce the amount of credit available to support hedging activities; and
•	require that additional terms, conditions or covenants be placed on us.

Among other risks, the issuance of additional equity by SJI pursuant to the offering hereby may:

•	be dilutive to our existing shareholders and earnings per share;
•	impact our capital structure and cost of the capital;
•	be adversely impacted by movements in the overall equity markets or the utility or natural gas utility industry sectors of that market, which could impact the offering price of our new equity or necessitate the use of other equity or equity-like instruments such as preferred stock, convertible preferred shares, or convertible debt; and
•	impact our ability to make our current and future dividend payments.

In addition to securities offerings, we are also seeking to sell certain non-core assets of the Company. We are not party to definitive documentation with respect to any asset sales and cannot assure you that we will be able to consummate such sales or achieve the prices we are anticipating. If we raise less proceeds from the asset sales, we would need to incur additional debt under our bridge facility to finance the acquisition, which would increase our indebtedness and interest expense.

The summary unaudited pro forma financial information contained elsewhere in this prospectus supplement may not be representative of the combined results of SJI, Elizabethtown Gas and Elkton Gas after the consummation of the Acquisition, and accordingly, you have limited financial information on which to evaluate the integrated companies.

The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition of the Elizabethtown Business been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The summary unaudited pro forma financial information does not reflect future events that may occur after the closing of the Acquisition, including the potential realization of operating cost savings or costs related to the planned integration of Elizabethtown Gas and Elkton Gas, and does not consider potential impacts of current market conditions on revenues or expenses. The summary unaudited pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the acquisition of the Elizabethtown Business that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time. In addition, the pro forma financial statements do not reflect the results of Elkton Gas as we do not have audited financial statements for that business.

We will be subject to business uncertainties while the Acquisition is pending.

The preparation required to complete the Acquisition may place a significant burden on management and internal resources. The additional demands on management and any difficulties encountered in completing the Acquisition, including the transition and integration process, could adversely affect our financial results.

Failure to complete the Acquisition could negatively affect our stock price as well as our future business and financial results.

If the Acquisition is not completed, we will be subject to a number of risks, including:

•	we must pay costs related to the Acquisition, including legal, accounting, financial advisory, filing and printing costs, whether the Acquisition is completed or not;
•	we could be subject to litigation related to the failure to complete the Acquisition or other factors, which litigation may adversely affect our business, financial results and stock price; and
•	if we complete the offering of our common stock contemplated by this prospectus supplement, we would be subject to significant earnings per share dilution if we do not find other attractive investment opportunities or undertake other means reduce our overall shares outstanding.

The Acquisition may not achieve its intended results, including anticipated investment oppurtunities and earnings growth.

Although we expect that the Acquisition will result in various benefits, including expanding our gas utility rate and customer bases, providing investment opportunities through infrastructure development and enhancing our regulatory relationships within the local communities served, we cannot assure you regarding when or the extent to which we will be able to realize these or other benefits. Achieving the anticipated benefits, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Acquisition will be consistent with our expectations. Events outside of our control, including but not limited to regulatory changes or developments, could also adversely affect our ability to realize the anticipated benefits from the Acquisition. Thus the integration of the Elizabethtown Gas and Elkton Gas businesses, respectively may be unpredictable, subject to delays or changed circumstances, and we cannot assure you that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to improving our business risk profile, leveraging existing regulatory relationships or achieving earnings growth as a result of the Acquisition will be achieved. In addition, our anticipated costs to achieve the integration of the acquired businesses may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration process could have an adverse effect on our business, financial condition and expected operating results.

Risks Related to the Offering and our Common Stock

Provisions in our governing documents and New Jersey law may delay or prevent an acquisition of us, which could decrease the value of our shares.

Our Certificate of Incorporation, Bylaws, and New Jersey law contain provisions that may make it difficult for a third party to acquire us without the consent of our Board of Directors. These include provisions allowing our Board of Directors to increase the size of the Board of Directors and appoint new directors to fill the resulting vacancies, as well as provisions prohibiting shareholders from nominating directors or bringing other business before an annual meeting without complying with specific advance notice requirements. In addition, our Certificate of Incorporation restricts mergers, asset dispositions and securities transactions between us and any holder of 5% or more of our outstanding capital stock. New Jersey law also imposes restrictions on mergers and other business combinations between us and any holder of 10% or more of the voting power of our outstanding voting stock. Our Board of Directors has the right to issue preferred stock without shareholder approval, which our Board of Directors could use to effect a rights plan or “poison pill” that could dilute the stock ownership of a potential hostile acquirer. These provisions may have the effect of delaying, discouraging or preventing an unsolicited acquisition of us, even when a majority of our shareholders might consider such a transaction desirable. See “Description of Capital Stock” in the accompanying prospectus.

The market price of our common stock may fluctuate significantly, and shares of our common stock may trade at prices below the price at which you purchased them.

The market price of our common stock following this offering may fluctuate significantly as a result of many factors, including, but not limited to:

•	energy prices or expected energy prices;
•	environmental costs, liabilities or initiatives;
•	regulatory changes;
•	weather and seasonal fluctuations in demand for natural gas and electricity;
•	adverse outcomes from litigation or government, regulatory or internal investigations;
•	changes in financial estimates and recommendations by securities analysts;
•	operating and stock price performance of other companies that investors may deem comparable;
•	changes in our credit rating;
•	quarterly or other periodic variations in operating results;
•	sales of stock by insiders;
•	general economic conditions;
•	natural disasters, terrorist attacks and pandemics; and
•	limitations on our ability to repurchase our common stock.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, shares of our common stock may trade at prices significantly below the price at which you purchased them. In addition, security holders often institute class action litigation following periods of volatility in the price of a company’s securities. If the market value of our common stock experiences adverse fluctuations and we become a party to this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to be adversely affected.

Future sales of our shares of common stock or preference stock could adversely affect the market price of our common stock.

Future sales of substantial amounts of our common stock in the public market following this offering, whether by us or our existing shareholders, or the perception that such sales could occur, may adversely affect the market price of our common stock, which could decline significantly. Sales by our existing shareholders might also make it more difficult for us to raise equity capital by selling new common stock at a time and price that we deem appropriate. We may also raise capital by issuing preference stock that has dividend, voting, liquidation or other rights and preferences that are senior to our common stock. The preference stock may also be convertible into shares of our common stock, which may dilute the value of our common stock. Our board has the authority to issue preference stock without seeking shareholder approval. See “Description of Capital Stock” in the accompanying prospectus.

The market price of our common stock may be affected by coverage by securities analysts.

The trading of our common stock is influenced by the reports and research that industry or securities analysts publish about us or our business. If analysts stop covering us, or if too few analysts cover us, the market price of our common stock could decrease. If one or more of the analysts who cover us downgrade our stock, the market price of our common stock also could decrease. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our common stock to decline.

We may not be able to continue paying a regular dividend and the failure to do so could adversely affect the market price of our common stock.

Our ability to continue paying regular dividends is based on many factors, including the success of our operations, the level of demand for natural gas and electricity, energy prices, changes in utility, environmental and other regulations and our liquidity needs, which may vary substantially from our estimates. Many of these factors are beyond our control and a change in any of these factors could affect our ability to pay or maintain payment of dividends. In addition, terms of our revolving credit facilities limit our ability to pay dividends to shareholders. Any additional debt we incur may contain similar restrictions, and the resulting increase in our level of indebtedness may limit our ability to pay dividends under our existing revolving credit facilities. Our failure to continue paying regular dividends could adversely affect the market price of our common stock.

Non-U.S. holders may be subject to U.S. federal income tax on gain realized on the sale or disposition of shares of our common stock.

Because of our overall mix of assets, it is possible that we are or will become a “United States real property holding corporation” (which we refer to as “USRPHC”) for United States federal income tax purposes. If we are or if we become a USRPHC, so long as our common stock is regularly traded on an established securities market, such stock will be treated as a United States real property interest (“USRPI”) only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. No assurance can be given that our common stock will remain regularly traded in the future. If our stock is treated as a USRPI, a non-U.S. holder would be subject to regular United States federal income tax with respect to any gain on such stock in the same manner as a taxable U.S. holder. In addition, the purchaser of the stock would be required to withhold and remit to the IRS 15% of the purchase price unless an exception applies. A non-U.S. holder also would be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to U.S. federal income tax.

Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of the common stock are equity interests in SJI and do not constitute indebtedness. As such, shares of the common stock will rank junior to all indebtedness and other non-equity claims on SJI with respect to assets available to satisfy claims on SJI, including in a liquidation of SJI. Additionally, our Board of Directors is authorized to issue series of preferred stock without any action on the part of shareholders of our common stock. Holders of our common stock are subject to the prior dividend, liquidation preferences, terms of redemption, conversion rights and voting rights, if any, of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

Risks related to the forward sale agreement

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•	in its good faith, commercially reasonable judgment, (i) it or its affiliate is unable to hedge its exposure under the forward sale agreement because of the lack of sufficient shares of common stock being made available for borrowing by lenders, or (ii) it or its affiliate would incur a stock loan cost of more than a specified amount;
•	we declare any dividend or distribution on our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;
•	certain ownership thresholds applicable to the forward purchaser are exceeded;
•	an event is announced that, if consummated, would result in certain mergers and tender offers, our nationalization, certain changes in law or a delisting of our common stock (each as more fully described in the forward sale agreement); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement.

The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement. If we decide to physically or net share settle the forward sale agreement, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock included in the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase a number of shares of our common stock equal to the portion for which we elect cash or net share settlement, as the case may be, in order to cover its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement (in the case of any net share settlement, taking into consideration any shares of our common stock that we are required to deliver or entitled to receive upon such net share settlement). If the market value of our common stock at the time of such purchase (determined as set forth in the forward sale agreement) is above the forward sale price at that time, we would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreement), equal to the difference. Any such difference could be significant. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for information on the forward sale agreement.

In addition, the purchase of shares of our common stock by the forward purchaser or its affiliate to unwind the forward purchaser’s hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon a cash settlement or net share settlement, as the case may be, of the forward sale agreement, or decreasing the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of the forward settlement agreement.

Use of Proceeds

We estimate that the net proceeds that we receive from the sale of the common stock we are offering and selling, after deducting the underwriting discount and commissions, will be approximately $    million (or $     million if the underwriters exercise their option to purchase additional shares of our common stock in full). We will not initially receive any proceeds from the sale of our common stock offered by the forward seller pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, in which case we intend to use all net proceeds we receive from any such sales to finance the Acquisition and, pending closing of the Acquisition or if the Closing does not occur, for capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business. At an initial forward sale price of $    per share, we expect to receive net proceeds of approximately $     million, subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is physically settled based upon the initial forward sale price of $     (which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement) on the effective date of the forward sale agreement, which will be         , 2018. The actual proceeds from the forward sale are subject to the final settlement of the forward sale agreement. The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreement during the term of the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was greater than the spread. See “Underwriting (Conflicts of Interest) —Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use the net proceeds from this offering and any net proceeds that we receive upon settlement of the forward sale agreement, together with cash on hand and proceeds from the concurrent offering of Equity Units, to fund a portion of the cash consideration payable in connection with the Acquisition and for capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business. However, the consummation of this offering is not conditioned on the closing of the Acquisition or the concurrent Equity Units offering. If we do not consummate the Acquisition, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, then we intend to use any net proceeds we receive from any such sales for the same purposes.

Capitalization

The following table presents our capitalization on:

•	an actual basis as of December 31, 2017;
•	on an adjusted basis as of December 31, 2017 to give effect to this offering and concurrent Equity Units offering, assuming a public offering price of $30.51, which is the last reported sale price of our common stock on April 16, 2018 (assuming no exercise of the underwriters’ option to purchase additional shares of common stock for the concurrent common stock offering); and
•	as further adjusted as of December 31, 2017 to give effect to the Acquisition.

There have been no other significant adjustments to our capitalization since December 31, 2017. You should read the information below in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the consolidated financial statements and related notes included herein and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

December 31, 2017 (in thousands, except per share data)	Actual	As Adjusted	As Further Adjusted
Long-term debt	$1,122,999	$1,365,499	$2,222,313
Shareholders’ equity(1):
Common stock, $1.25 par value per share; 120,000,000 shares authorized; 79,549,080 shares issued and outstanding, actual; 91,148,143 shares issued and outstanding, as adjusted.	99,436	113,945	113,945
Premium on common stock	709,658	983,123	983,123
Treasury stock (at par)	(271)	(271)	(271)
Accumulated other comprehensive loss	(36,765)	(36,765)	(36,765)
Retained earnings	420,351	420,351	392,956
Total equity	1,192,409	1,480,383	1,452,988
Total capitalization	$2,315,408	$2,845,882	$3,675,301
(1)	Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement (i) assumes the underwriters will not exercise their option to purchase additional shares of common stock; (ii) excludes 216,642 shares of treasury stock; (iii) excludes 2,209,540 shares of common stock issuable upon the exercise of outstanding restricted stock awards or reserved for issuance pursuant to future grants of awards under our 2015 Omnibus Equity Compensation Plan and (iv) excludes any shares of common stock that will be issuable upon settlement of the purchase contracts comprising a part of the Equity Units.

Unaudited Pro Forma Condensed Combined Financial Data of the Company and the Elizabethtown Business

The unaudited pro forma condensed combined financial statements and the accompanying notes to the pro forma financial statements (the “pro forma financial statements”) present how the consolidated financial statements of the Company may have appeared had the Transactions (as defined below) occurred at earlier dates. The unaudited pro forma condensed combined statement of income for year ended December 31, 2017 combines the historical consolidated statement of income of the Company and the historical statement of income of the Elizabethtown Gas operating division (the “Elizabethtown Business” or “ETG”) of Pivotal Utility Holdings, Inc., after giving effect to the Transactions (as defined below) as if they had occurred on January 1, 2017, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of the Company and the historical balance sheet of the Elizabethtown Business as of December 31, 2017, after giving effect to the Transactions, as if they had occurred on December 31, 2017.

The following pro forma financial statements present the combination of the historical financial information of the Company and the Elizabethtown Business adjusted to give effect to the proposed acquisition of the Elizabethtown Business, by the Company pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of October 15, 2017 (the “Purchase Agreement”), for an aggregate purchase price equal to $1.69 billion in cash, subject to certain adjustments for the net working capital of the Elizabethtown Business as set forth in the Purchase Agreement (the “ETG Acquisition”). For purposes of the preparation of this pro forma financial information we have made certain assumptions regarding the financing of the ETG Acquisition. It is not yet certain the precise financing that will be used, and we cannot assure you that our assumptions will be correct. We have assumed that we will finance the ETG Acquisition using cash on hand, net proceeds of $556.1 million from this offering of common stock (the “Common Stock Offering”) and the concurrent offering of Equity Units (the “Equity Unit Offering”) and through assumed borrowings, net of cash paid for fees of $2.4 million, of $530.0 million in aggregate principal amount of a new term loan facility (the “Term Facility”), $250.0 million in aggregate principal amount of new senior unsecured notes (the “Senior Unsecured Notes”), drawdowns of $71.4 million in aggregate principal amount from our existing syndicated revolving credit facility (the “Revolver”) and $314.9 million in aggregate principal amount from our bridge loan commitment (“Bridge Loan”, and together with the “Common Stock Offering,” “Equity Unit Offering,” “Term Facility,” “Senior Unsecured Notes,” and “Revolver”, the “Transactions”). To the extent we raise less proceeds than expected, we would utilize the Bridge Loan, which was entered into in conjunction with the ETG Acquisition. The pro forma financial statements do not reflect any potential asset dispositions.

The accompanying pro forma financial statements have been prepared in accordance with Article 11 of SEC Regulation S-X, and certain financial statement line items included in the Company’s and the Elizabethtown Business’s historical presentation have been condensed. The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with:

•	the audited consolidated financial statements of the Company as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this prospectus supplement;
•	the audited financial statements of the Elizabethtown Business as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the related notes, which are included elsewhere in this prospectus supplement and included in the Company’s Amended Current Report on Form 8-K filed with the SEC on April 17, 2018.

The pro forma financial statements do not reflect the costs of any integration activities, possible or pending asset dispositions, the benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Transactions. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the Company’s or the Elizabethtown Business’s financial results when the Transactions are completed or the $10.0 million aggregate cash purchase of Elkton Gas operating division, which is considered to be immaterial for purposes of the pro forma financial statements.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the combined company for any future period or as of any future date. The pro forma financial statements have been prepared in advance of the close of the ETG Acquisition and related Transactions; the final amounts recorded upon the closing of the Transactions may differ materially from the information presented.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or “GAAP” standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial data and the combined company’s future results of operations and financial position.

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Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017
(in thousands)

	Historical SJI	Historical ETG	ETG Acquisition Adjustments		Financing Adjustments		Pro Forma
	(Note 3)	(Note 3)	(Note 4)		(Note 5)
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$2,652,244	$1,322,354	$(44,949	) (i)	$—		$3,929,649
Accumulated Depreciation	(498,161)	(267,019)	19,637	(i)	—		(745,543)
Nonutility Property and Equipment, net	546,114	—	—		—		546,114
Property, Plant and Equipment — Net	2,700,197	1,055,335	(25,312)		—		3,730,220

Investments:
Total Investments	94,204	—	—		—		94,204

Current Assets:
Cash and Cash Equivalents	7,819	—	(1,720,000	)(a)	1,720,000	(a)	7,819
Accounts Receivable, net	266,681	66,042	—		—		332,723
Natural Gas in Storage, average cost	48,513	20,913	—		—		69,426
Materials and Supplies, average cost	4,239	307	—		—		4,546
Other Prepayments and Current Assets	111,741	29,607	(21,544	) (h)	—		119,804
Total Current Assets	438,993	116,869	(1,741,544)		1,720,000		534,318

Regulatory and Other Noncurrent Assets:
Regulatory Assets	469,224	131,590	—		—		600,814
Goodwill and Identifiable Intangible Assets	16,058	126,020	628,834	(b)	—		770,912
Other	146,410	40	—		—		146,450
Total Regulatory and Other Noncurrent Assets	631,692	257,650	628,834		—		1,518,176
Total Assets	$3,865,086	$1,429,854	$(1,138,022)		$1,720,000		$5,876,918

Capitalization and Liabilities
Equity:
Common Stock	$99,436	$—	$—		$14,509	(c)	$113,945
Premium on Common Stock	709,658	166,377	(166,377	) (e)	273,465	(c),(d)	983,123
Treasury Stock (at par)	(271)	—	—		—		(271)
Accumulated Other Comprehensive Loss	(36,765)	—	—		—		(36,765)
Retained Earnings	420,351	281,028	(311,028	) (e)	2,605	(c),(e)	392,956
Total Equity	1,192,409	447,405	(477,405)		290,579		1,452,988
Long—Term Debt	1,122,999	447,825	(447,825	) (d)	1,099,314	(b)	2,222,313
Total Capitalization	2,315,408	895,230	(925,230)		1,389,893		3,675,301

Current Liabilities:
Notes Payable	346,400	—	—		304,456	(e)	650,856
Current Portion of Long—Term Debt	63,809	—	—		—		63,809
Accounts Payable	284,899	94,654	(81,903	) (c)	—		297,650
Other Current Liabilities	187,974	33,981	—		8,244	(d)	230,199
Total Current Liabilities	883,082	128,635	(81,903)		312,700		1,242,514

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes – Net	86,884	130,889	(130,889	) (h)	—		86,884
Regulatory Liabilities	287,105	121,497	—		—		408,602
Other	292,607	153,603	—		17,407	(d)	463,617
Total Deferred Credits and Other Noncurrent Liabilities	666,596	405,989	(130,889)		17,407		959,103
Total Capitalization and Liabilities	$3,865,086	$1,429,854	$(1,138,022)		$1,720,000		$5,876,918

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2017
(in thousands, except per share amounts)

	Historical SJI	Historical ETG	ETG Acquisition Adjustments		Financing Adjustments		Pro Forma
	(Note 3)	(Note 3)	(Note 4)		(Note 5)
Operating Revenues:
Utility	$512,482	$304,747	$—		$—		$817,229
Nonutility	730,586	—	—		—		730,586
Total Operating Revenues	1,243,068	304,747	—		—		1,547,815
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	199,660	135,850	—		—		335,510
— Nonutility	646,567	—	—		—		646,567
Operations	174,200	58,326	(14,481	) (g)	—		218,045
Impairment Charges	91,299	—	—		—		91,299
Maintenance	19,727	8,248	—		—		27,975
Depreciation	100,718	27,163	(4,653	) (i)	—		123,228
Energy and Other Taxes	6,487	4,917	—		—		11,404
Total Operating Expenses	1,238,658	234,504	(19,134)		—		1,454,028
Operating Income	4,410	70,243	19,134		—		93,787

Other Income and Expense	15,474	1,460	—		—		16,934
Interest Charges	(54,019)	(15,960)	16,097	(c),(d)	(54,995	)(f)	(108,877)
(Loss) income Before Income Taxes	(34,135)	55,743	35,231		(54,995)		1,844
Income Taxes	24,937	(21,926)	(13,564	) (f)	21,173	(g)	10,620
Equity in Earnings of Affiliates	5,794	—	—		—		5,794
(Loss) Income from Continuing Operations	$(3,404)	$33,817	$21,667		$(33,822)		$18,258

Basic Earnings Per Common Share: (Note 6)
Continuing Operations	$(0.04)	$—					$0.20
Basic Earnings Per Common Share	$(0.04)	$—					$0.20

Average Shares of Common Stock Outstanding – Basic (Note 6)	79,541	—					91,148

Diluted Earnings Per Common Share: (Note 6)
Continuing Operations	$(0.04)	$—					$0.20
Diluted Earnings Per Common Share	$(0.04)	$—					$0.20

Average Shares of Common Stock Outstanding – Diluted (Note 6)	79,541	—					91,148

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The pro forma financial statements present the pro forma condensed combined financial position and results of operations based upon the historical financial statements of SJI and ETG, after giving effect to the Transactions and are intended to reflect the impact of such on SJI’s consolidated financial statements. Certain reclassifications have been included in the pro forma financial statements in order to align the historical financial statement presentation of SJI and ETG. See “Note 3. Reclassifications” herein for additional information on the reclassifications.

The ETG Acquisition is considered a business combination, and therefore will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”). Under the acquisition method of accounting for purposes of these pro forma financial statements, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that management believes are reasonable. The preliminary allocation of the estimated purchase price to the net tangible and intangible assets acquired and liabilities assumed, as described in “Note 2. Purchase Price and Preliminary Purchase Price Allocation” to these pro forma financial statements, is based on various preliminary estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting, which will be based on the actual net tangible and identifiable intangible assets that exist as of the closing of the Transactions, may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying pro forma financial statements and SJI’s future results of operations and financial position.

The intended financing for the ETG Acquisition will consist of cash on hand, proceeds from the Common Stock Offering, Equity Unit Offering, Revolver, Bridge Loan, Senior Unsecured Notes and Term Facility (together with Senior Unsecured Notes, the “Notes and Facility”). We expect the Senior Unsecured Notes to be comprised of a 2.00% $90.0 million tranche due 2021, a 2.25% $80.0 million tranche due 2028 and a 2.25% $80.0 million tranche due 2030, but we have not yet executed definitive documentation with respect to such notes. The Term Facility is comprised of a $530.0 million tranche due 2020 that bears interest at a variable rate at the option of the borrower, as defined as either the one or three month LIBOR Rate plus 0.90% per annum. The Revolver is comprised of a five year, unsecured $400.0 million revolving credit agreement that is syndicated among several banks. As of December 31, 2017, $149.0 million remained undrawn and our weighted average interest rate on outstanding borrowings, which changes daily, was 2.46%. After the drawdown of $71.4 million as part of the financing for the ETG Acquisition, the Company will have $77.6 million remaining undrawn from the Revolver. The Bridge Loan is a 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount of $2.2 billion that bears interest at a variable rate at the option of the borrower, as defined as either the one, two, three or six month LIBOR Rate plus the applicable LIBOR Margin. The commitment under the Bridge Loan may be reduced permanently or terminated in whole or in part by the Company at any time without penalty. The Company intends to draw $314.9 million in aggregate principal from the Bridge Loan. Each Equity Unit will have a stated amount of $50 and will initially be in the form of a corporate unit consisting of a contract to purchase SJI common stock and a 1/20 or 5% undivided beneficial ownership interest in a $1,000 principal amount of our remarketable junior subordinated notes due 2031 (“RSNs”). The stock purchase contracts obligate the holders to purchase shares of SJI’s common stock at a future settlement date of approximately three years from the issuance date, subject to earlier termination or settlement. The RSNs are pledged as collateral to secure the purchase of common stock under the stock purchase contracts. The net proceeds from the sale of the Equity Units will be allocated between the purchase contracts and the RSNs in proportion to their respective fair market values at the time of issuance. The RSNs will be classified as long-term debt. The present value of the contract adjustment payments will be initially charged to shareholders’ equity, with an offsetting credit to liabilities. This liability is accreted over the life of the purchase contract by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability. For purposes of the pro forma financial statements, SJI has assumed (x) it will make quarterly payments on the RSN’s and quarterly contract adjustment payments on the stock purchase contracts each at a rate of 3.63% and (y) no exercise of the over-allotment option to purchase additional Equity Units by the underwriters in the concurrent Equity Units offering.

The final structure and terms of the financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, long—term debt and additional paid—in capital, and various components of the unaudited pro forma condensed combined statement of income including interest expense, earnings per share and weighted average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma financial information could be material.

The unaudited pro forma condensed combined statement of income does not reflect the non—recurring expenses expected to be incurred in connection with the Transactions, including fees to attorneys, accountants and other professional advisors, and other transaction—related costs that will not be capitalized. However, the impact of such expenses are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a corresponding decrease to cash.

The pro forma financial statements do not reflect the restructuring or integration activities that have yet to be determined or other costs that may be incurred to achieve cost or growth synergies subsequent to the closing of the Transactions. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact SJI’s or ETG’s financial results when the Transactions are completed or the $10.0 million aggregate cash purchase of Elkton or Elkton’s assets, liabilities or results, which are considered immaterial for purposes of the pro forma financial statements.

2.	Purchase Price and Preliminary Purchase Price Allocation

The pro forma adjustments include a preliminary allocation of the estimated purchase price of ETG to the estimated fair values of assets acquired and liabilities assumed at the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation primarily because market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the Transactions compared to the amounts assumed for the pro forma adjustments. As part of the acquisition, SJI will not acquire any cash or cash equivalent assets of ETG at the time of close. Therefore, the estimated purchase price used in the preliminary purchase price allocation is $1.69 billion, which is subject to customary post—closing adjustments for the net working capital of ETG, the amount of which is to be determined and agreed to after closing, subject to a review period in accordance with the Purchase Agreement. Accordingly, no purchase price adjustment has been reflected in the pro forma financial statements.

Preliminary purchase price allocation

ETG’s regulated natural gas distribution operations are subject to the retail rate—setting authority of the New Jersey Board of Public Utilities, which includes provisions in place that provide revenues to recover costs of service, including a carrying charge on most net assets and liabilities. The historical book value of the assets acquired and liabilities assumed approximates fair value given the regulatory environment under which ETG operates. Given the timeframe since entry into the Purchase Agreement, it is not practicable to have completed the valuation surrounding the impact of a potential pro forma adjustment for the difference in the book and tax basis of Property, plant and equipment at this time. Accordingly, a pro forma adjustment to the corresponding deferred tax assets has not been reflected in the pro forma balance sheet.

The following is a summary of the preliminary purchase price allocation giving effect to the ETG Acquisition as if it had been consummated on December 31, 2017:

(In Thousands)
Property, plant and equipment	$1,030,023
Accounts Receivable, net	66,042
Natural Gas in Storage	20,913
Materials and Supplies	307
Other Prepayments and Current Assets	8,063
Regulatory Assets	131,590
Goodwill	754,854
Other	40
Total assets acquired	2,011,832
Accounts Payable	12,751
Other Current Liabilities	33,981
Regulatory Liabilities	121,497
Other	153,603
Total liabilities assumed	321,832
Net assets acquired	$1,690,000
3.	Reclassifications

Certain reclassifications have been made to amounts in the historical consolidated financial information of SJI and ETG to conform the financial statement presentation, including reclassifying the following:

ETG reclassifications in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2017

	Before Reclassification	Reclassification		After Reclassification
(In Thousands)
Operating revenues	304,747	(304,747	) (a)	—
Operating Revenues – Utility	—	304,747	(a)	304,747
Cost of natural gas	135,850	(135,850	) (b)	—
Cost of Sales – Utility	—	135,850	(b)	135,850
Other operations and maintenance	66,574	(66,574	) (c)	—
Operating Expenses – Operations	—	58,326	(c)	58,326
Operating Expenses – Maintenance	—	8,248	(c)	8,248
Depreciation and amortization	27,163	(27,163	) (d)	—
Operating Expenses – Depreciation	—	27,163	(d)	27,163
Taxes other than income taxes	4,917	(4,917	) (e)	—
Operating Expenses – Energy and Other Taxes	—	4,917	(e)	4,917
Other income, net	1,460	(1,460	) (f)	—
Other Income and Expense	—	1,460	(f)	1,460
Interest expense, net of amounts capitalized	(15,960)	15,960	(g)	—
Interest Charges	—	(15,960	) (g)	(15,960)
(a)	Represents the reclassification of Operating revenues on ETG’s statement of income into Operating Revenues – Utility to conform to SJI’s statement of income presentation.
(b)	Represents the reclassification of Cost of natural gas on ETG’s statement of income into Cost of Sales — Utility to conform to SJI’s statement of income presentation.
(c)	Represents the reclassification of Other operations and maintenance on ETG’s statement of income into Operating Expenses – Operations and Operating Expenses – Maintenance to conform to SJI’s statement of income presentation.
(d)	Represents the reclassification of Depreciation and amortization on ETG’s statement of income into Operating Expenses – Depreciation to conform to SJI’s statement of income presentation.
(e)	Represents the reclassification of Taxes other than income taxes on ETG’s statement of income into Operating Expenses – Energy and Other Taxes to conform to SJI’s statement of income presentation.
(f)	Represents the reclassification of Other income, net on ETG’s statement of income into Other Income and Expense to conform to SJI’s statement of income presentation.

(g)	Represents the reclassification of Interest expense, net of amounts capitalized on ETG’s statement of income into Interest Charges to conform to SJI’s statement of income presentation.

ETG reclassifications in the unaudited pro forma condensed combined balance sheet as of December 31, 2017

	Before Reclassification	Reclassification		After Reclassification
(In Thousands)
Customer accounts receivable	29,078	(29,078	) (h)	—
Unbilled revenues	35,209	(35,209	) (h)	—
Other accounts and notes receivable	6,659	(6,659	) (h)	—
Accumulated provision for uncollectible accounts	(4,904)	4,904	(h)	—
Accounts Receivable, net	—	66,042	(h)	66,042
Materials and supplies	307	(307	) (i)	—
Materials and Supplies, average cost	—	307	(i)	307
Natural gas for sale	20,913	(20,913	) (j)	—
Natural Gas in Storage, average cost	—	20,913	(j)	20,913
Prepaid taxes	21,544	(21,544	) (k)	—
Regulatory assets, current	7,922	(7,922	) (k)	—
Other current assets	141	(141	) (k)	—
Other Prepayments and Current Assets	—	29,607	(k)	29,607
In service	1,290,302	(1,290,302	) (l)	—
Construction work in progress	32,052	(32,052	) (l)	—
Utility Plant, at original cost	—	1,322,354	(l)	1,322,354
Accumulated depreciation	(267,019)	267,019	(m)	—
Accumulated Depreciation — Utility Plant	—	(267,019	) (m)	(267,019)
Goodwill	126,020	(126,020	) (n)	—
Goodwill and Identifiable Intangible Assets	—	126,020	(n)	126,020
Regulatory assets, deferred	131,590	(131,590	) (o)	—
Regulatory Assets	—	131,590	(o)	131,590
Other deferred charges and assets	40	(40	) (p)	—
Other	—	40	(p)	40
Due to affiliates	81,903	(81,903	) (q)	—
Accounts payable	12,751	(12,751	) (q)	—
Accounts Payable	—	94,654	(q)	94,654
Customer deposits	7,299	(7,299	) (r)	—
Other accrued taxes	140	(140	) (r)	—
Liabilities from risk management activities, net of collateral	1,694	(1,694	) (r)	—
Accrued environmental remediation, current	9,700	(9,700	) (r)	—
Accrued compensation	3,445	(3,445	) (r)	—
Regulatory liabilities, current	10,197	(10,197	) (r)	—
Other current liabilities	1,506	(1,506	) (r)	—
Other Current Liabilities	—	33,981	(r)	33,981
Accumulated deferred income taxes	130,889	(130,889	) (s)	—
Deferred Income Taxes — Net	—	130,889	(s)	130,889
Other regulatory liabilities, deferred	456	(456	) (t)	—
Deferred credits related to income tax	121,041	(121,041	) (t)	—
Regulatory Liabilities	—	121,497	(t)	121,497
Employee benefit obligations	18,909	(18,909	) (u)	—
Other cost of removal obligations	57,819	(57,819	) (u)	—
Accrued environmental remediation, deferred	75,437	(75,437	) (u)	—
Other deferred credits and liabilities	1,438	(1,438	) (u)	—
Other	—	153,603	(u)	153,603
Paid—in capital	166,377	(166,377	) (v)	—
Premium on Common Stock	—	166,377	(v)	166,377

(h)	Represents the reclassification of Customer accounts receivable, Unbilled revenues, Other accounts and notes receivable, and Accumulated provision for uncollectible accounts on ETG’s balance sheet into Accounts Receivable, net to conform to SJI’s balance sheet presentation.
(i)	Represents the reclassification of Materials and supplies on ETG’s balance sheet into Materials and Supplies, average cost to conform to SJI’s balance sheet presentation.
(j)	Represents the reclassification of Natural gas for sale on ETG’s balance sheet into Natural Gas in Storage, average cost to conform to SJI’s balance sheet presentation.
(k)	Represents the reclassification of Prepaid taxes, Regulatory assets, current, and Other current assets on ETG’s balance sheet into Other Prepayments and Current Assets to conform to SJI’s balance sheet presentation.
(l)	Represents the reclassification of Property, Plant, and Equipment: In service and Construction work in progress on ETG’s balance sheet into Utility Plant, at original cost to conform to SJI’s balance sheet presentation.
(m)	Represents the reclassification of Property, Plant, and Equipment: Less accumulated depreciation on ETG’s balance sheet into Accumulated Depreciation — Utility Plant to conform to SJI’s balance sheet presentation.
(n)	Represents the reclassification of Goodwill on ETG’s balance sheet into Goodwill and Identifiable Intangible Assets to conform to SJI’s balance sheet presentation.
(o)	Represents the reclassification of Regulatory assets, deferred on ETG’s balance sheet into Regulatory Assets to conform to SJI’s balance sheet presentation.
(p)	Represents the reclassification of Other deferred charges and assets on ETG’s balance sheet into Other to conform to SJI’s balance sheet presentation.
(q)	Represents the reclassification of Due to affiliates and Accounts payable on ETG’s balance sheet into Accounts Payable to conform to SJI’s balance sheet presentation.
(r)	Represents the reclassification of Customer deposits, Other accrued taxes, Liabilities from risk management activities, net of collateral, Accrued environmental remediation, current, Accrued compensation, Regulatory liabilities, current, and Other current liabilities on ETG’s balance sheet into Other Current Liabilities to conform to SJI’s balance sheet presentation.
(s)	Represents the reclassification of Accumulated deferred income taxes on ETG’s balance sheet into Deferred Income Taxes — Net to conform to SJI’s balance sheet presentation.
(t)	Represents the reclassification of Other regulatory liabilities, deferred and Deferred credits related to income tax on ETG’s balance sheet into Regulatory Liabilities to conform to SJI’s balance sheet presentation.
(u)	Represents the reclassification of Employee benefit obligations, Other cost of removal obligations, Accrued environmental remediation, deferred, and Other deferred credits and liabilities on ETG’s balance sheet into Other to conform to SJI’s balance sheet presentation.
(v)	Represents the reclassification of Paid—in capital on ETG’s balance sheet into Premium on Common Stock to conform to SJI’s balance sheet presentation.
4.	ETG Acquisition Related Pro Forma Adjustments

The pro forma financial statements reflect the following adjustments related to the ETG Acquisition:

(a)	Adjustment to cash represents the following:
As of December 31, 2017
(In Thousands)
Estimated Purchase Price	$(1,690,000)
Cash paid for transaction costs expected to be incurred through the consummation of the Transactions(1)	(30,000)
Total adjustment to Cash and Cash Equivalents	$(1,720,000)
(1)	These fees are recorded against retained earnings solely for the purposes of this presentation. As there is no continuing impact of these transaction costs on SJI’s results, the fees are not included in the unaudited pro forma condensed combined statement of income.
(b)	Adjustment to eliminate ETG’s historical goodwill of $126.0 million and to recognize goodwill related to the proposed ETG Acquisition of $754.8 million. Goodwill is calculated as the difference between the estimated purchase price and the fair value of identifiable tangible and intangible assets acquired net of liabilities assumed. The adjustment is preliminary and subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price.
(c)	Adjustment to eliminate ETG’s amounts due to affiliates of $81.9 million that will not be assumed by SJI as part of the ETG Acquisition and $13.4 million of intercompany interest that will not be assumed by SJI as part of the ETG Acquisition.

(d)	Adjustment to eliminate $447.8 million of ETG’s long—term debt and $2.7 million of related interest expense that will not be assumed by SJI as part of the ETG Acquisition.
(e)	Adjustment to eliminate ETG’s historical stockholder’s equity of $447.4 million and to record $30.0 million of estimated transaction costs expected to be incurred through the consummation of the ETG Acquisition. These costs are recorded against retained earnings solely for the purposes of this presentation. As there is no continuing impact of these transaction costs on SJI’s results, the fees are not included in the unaudited pro forma condensed combined statement of income.
(f)	Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 38.5%. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.
(g)	Adjustment to eliminate $14.5 million of one—time transaction costs incurred by SJI that are directly attributable to the ETG Acquisition.
(h)	Adjustment to eliminate $21.5 million of ETG’s prepaid taxes and $130.9 million of ETG’s accumulated deferred income taxes that will not be assumed by SJI as part of the ETG Acquisition.
(i)	Adjustment to eliminate $44.9 million of ETG’s IT assets, $19.6 million of ETG’s related accumulated depreciation and $4.7 million of depreciation expense that will not be assumed by SJI as part of the ETG Acquisition.
5.	Financing Related Pro Forma Adjustments

The pro forma financial statements reflect the following adjustments related to the expected financing, the assumed proceeds of which are expected to be used in part to fund the ETG Acquisition:

(a)	Adjustment to cash represents the following:
As of December 31, 2017
(In Thousands)
Amounts borrowed related to the Senior Unsecured Notes	$250,000
Amounts borrowed related to the Term Facility	530,000
Amounts received related to the Equity Unit Offering	250,000
Amounts received related to the Common Stock Offering	325,000
Amounts received related to the Revolver drawdown	71,425
Amounts received related to the Bridge Loan drawdown	314,875
Cash paid for fees related to the Notes and Facility	(2,425)
Cash paid for fees related to Equity Unit Offering	(7,500)
Cash paid for fees related to Common Stock Offering	(11,375)
Total adjustment to Cash and Cash Equivalents	$1,720,000
(b)	Adjustment to debt represents the following:
As of December 31, 2017
(In Thousands)
Record aggregate principal amount of the Senior Unsecured Notes	$250,000
Record aggregate principal amount of the Term Facility	530,000
Record aggregate principal amount of RSNs from Equity Unit Offering	250,000
Record aggregate principal amount of the Revolver drawdown	71,425
Reclassify Bridge Loan unamortized debt issuance costs to Notes Payable(1)	7,814
Less: financing fees related to the Notes and Facility	(2,425)
Less: financing fees related to RSNs from Equity Unit Offering	(7,500)
Total adjustment to Long—Term Debt	$1,099,314
(1)	Represents the reclassification of the remaining capitalized unamortized debt issuance costs from Long-Term Debt within the historical balance sheet of the Company as of December 31, 2017 to Notes Payable within the pro forma financial statements. The Company entered into the Bridge Loan agreement on October 15, 2017 and paid $10.4 million in cash related to debt issuance costs. In order to give effect to the Transactions as if they had occurred on December 31, 2017, the Bridge Loan would be due in 364 days from the balance sheet date, which would require classification of these debt issuance costs as a current contra-liability off-setting Notes Payable.

(c)	Adjustment to the components of SJI’s equity represent the following:
	As of December 31, 2017
	Issuance of Common Stock	Issuance of Equity Units	Total Adjustment
(In Thousands)
Common Stock	$14,509	$—	$14,509
Premium on Common Stock	299,116	(25,651)	273,465
Treasury stock (at par)	—	—	—
Accumulated Other Comprehensive Loss	—	—	—
Retained Earnings	—	—	—
Pro Forma adjustment to Total Equity for Issuances	$313,625	$(25,651)	$287,974
Add back - Retained Earnings impact of amortized debt issuance costs related to Bridge Loan(1)			2,605
Pro Forma adjustment to Total Equity			$290,579
(1)	Represents the add back of amortized debt issuance costs recognized by the Company within the historical consolidated statement of income for the year ended December 31, 2017 related to Bridge Loan entered into on October 15, 2017. The debt issuance costs were amortized in the fourth quarter of 2017, and have been added back in order to give effect to the Transactions as if they had occurred on December 31, 2017.
(d)	Adjustment to classify the present value of the total contractual adjustment payment liability of $25.7 million related to the Equity Unit Offering between Other Current Liabilities and Other of $8.3 million and $17.4 million, respectively.
(e)	Adjustment to Notes Payable consists of the following:
Year ended December 31, 2017
(In Thousands)
Record aggregate principal amount of the Bridge Loan	$314,875
Reclassify Bridge Loan unamortized debt issuance costs to Notes Payable (1)	(7,814)
Add back amortized debt issuance costs issuances related to Bridge Facility (2)	(2,605)
Total adjustment to Notes Payable	$304,456
(1)	Represents the reclassification of the remaining capitalized unamortized debt issuance costs from Long-Term Debt within the historical balance sheet of the Company as of December 31, 2017 to Notes Payable within the pro forma financial statements. The Company entered into the Bridge Loan agreement on October 15, 2017 and paid $10.4 million in cash related to debt issuance costs. In order to give effect to the Transactions as if they had occurred on December 31, 2017, the Bridge Loan would be due in 364 days from the balance sheet date, which would require classification of these debt issuance costs as a current contra-liability off-setting Notes Payable.
(2)	Represents the add back of amortized debt issuance costs recognized by the Company within the historical consolidated statement of income for the year ended December 31, 2017 related to Bridge Loan entered into on October 15, 2017. The debt issuance costs were amortized in the fourth quarter of 2017, and have been added back in order to give effect to the Transactions as if they had occurred on December 31, 2017.
(f)	Adjustment to interest expense consists of the following:
Year ended December 31, 2017
(In Thousands)
Interest expense related to new debt borrowings(1)	$23,813
Interest expense related to Equity Units(2)	9,856
Interest expense related to draw down from Bridge Loan(3)	10,696
Interest expense related to draw down from existing revolver(4)	1,757
Amortization of deferred financing fees(5)	8,873
Pro forma adjustment to Interest Charges	$54,995

(1)	Comprised of interest expense related to the Notes and Facility.
(2)	Comprised of interest expense related to the RSNs and accretion of the contract adjustment liability over the life of the purchase contract for the corporate units.
(3)	Comprised of interest expense related to the Bridge Loan.
(4)	Comprised of interest expense related to the Revolver.
(5)	Represents fees paid to the initial purchasers for their services in arranging and structuring the financing as well as other debt issuance costs. Deferred financing fees are amortized using the effective interest method.

The adjustment to interest expense assumes the principal, stated amount, assumed rates on the Equity Units, stated rates on the Bridge Loan, Notes and Facility, and the pro forma weighted average shares outstanding do not change from those assumed as described herein, however, 0.125% change in the respective variable interest rate of the Term Facility and Bridge Loan would result in an increase or decrease in pro forma annual interest expense of approximately $1.1 million and would increase or decrease pro forma annual earnings per share (basic and diluted) by approximately $0.01 per share;

(g)	Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 38.5%. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.
6.	Pro Forma Earnings Per Share

The unaudited pro forma combined basic and diluted earnings per share (“EPS”) for the year ended December 31, 2017 are based on pro forma income from continuing operations reflecting the adjustments discussed above divided by the basic and diluted pro forma weighted—average number of common shares outstanding. The unaudited pro forma basic EPS calculation gives effect to the assumed issuance of 11.6 million shares of common stock related to the Common Stock Offering as if they were issued and outstanding as of January 1, 2017, such that the total average of weighted shares outstanding would be 91.1 million for the year ended December 31, 2017 on a pro forma combined basis. The unaudited pro forma diluted EPS calculation should give effect to all potentially dilutive shares following the close of the Transactions, including: (i) shares issuable pursuant to the share purchase contracts as part of the issuance of the Equity Units, based on the application of the treasury stock method, and (ii) shares issuable pursuant to the forward sale agreement as part of the issuance of common stock, based on the application of the treasury stock method. For purposes of calculating unaudited pro forma diluted EPS, the exercise of the share purchase contracts and exercise of the forward sale agreement is assumed to have occurred at the beginning of the period. The shares issuable pursuant to the exercise of the share purchase contracts and the exercise of the forward sale have been excluded from the calculation of unaudited pro forma diluted EPS because the effect would have been anti-dilutive.

The unaudited pro forma basic and diluted EPS are calculated as follows:

Year ended December 31, 2017
(In Thousands Except Share and Per Share Data)
Pro Forma Basic EPS
Pro forma income from continuing operations	$18,258
Pro forma basic weighted—average common stock outstanding	91,148
Pro forma basic EPS	$0.20

Pro Forma Diluted EPS
Pro forma income from continuing operations	$18,258
Pro forma diluted weighted—average common shares outstanding	91,148
Pro forma diluted EPS	$0.20

In addition to the impacts to pro forma annual earnings per share (basic and diluted) described in adjustment (e) within “Note 5. Financing Related Pro Forma Adjustments”, and assuming the offering price per common share, the aggregate dollar amount of common stock issued and the pro forma weighted average shares outstanding do not change from those assumed as described herein:

•	Each $25 million change in the gross proceeds from the issuance of the common stock (including as a result of the underwriters fully exercising their option to purchase additional shares of common stock, which is limited to a maximum of 1.9 million additional shares) would increase or decrease pro forma weighted—average shares outstanding by approximately 2.8 million shares, and would increase or decrease pro forma annual earnings per share (basic and diluted) by less than $0.02 per share (assuming the offering price per common share does not change from that assumed as described herein).
•	Each $1.00 per share change in the assumed offering price of the common stock of $28.00 per share would, in the aggregate, increase or decrease pro forma weighted—average shares outstanding by approximately 0.4 million shares, and would increase or decrease pro forma annual earnings per share (basic and diluted) by an immaterial amount (assuming the aggregate dollar amount of common stock issued does not change from that assumed as described herein).

Price Range of Our Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “SJI.” The following table sets forth on a per share basis the high and low sale prices for our common stock as reported on the New York Stock Exchange during the periods indicated.

	Share Price Range
	High	Low
Fiscal Year Ending December 31, 2018
First Quarter	$31.23	$25.70
Second Quarter (through April 16, 2018)	$30.75	$27.58
Fiscal Year Ending December 31, 2017
Fourth Quarter	$35.71	$30.75
Third Quarter	$36.10	$32.30
Second Quarter	$37.50	$33.39
First Quarter	$35.13	$30.41
Fiscal Year Ending December 31, 2016
Fourth Quarter	$33.76	$26.43
Third Quarter	$30.50	$27.06
Second Quarter	$30.13	$24.81
First Quarter	$27.50	$20.61

Dividend Policy

Subject to legally available funds, we intend to pay an annual cash dividend on our common stock each fiscal quarter. Our ability to pay dividends has certain risks and limitations, and we cannot assure you that any dividends will be paid in the anticipated frequency, or at all. Any determination to pay dividends in the future will be dependent upon our results of operations, financial position and liquidity needs, compliance with our revolving credit facilities, restrictions imposed by applicable laws and other factors deemed relevant by our Board of Directors. Under the terms of our revolving credit agreements, we may pay dividends so long as no default or event of default under the respective revolving credit agreement exists or would result therefrom. Our Board of Directors retains the right to change our intention to pay dividends at any time. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors.

The following table sets forth the amount of dividends per share declared on our common stock during the periods indicated.

Dividend
Fiscal Year Ended December 31, 2018
First Quarter	$0.28000
Fiscal Year Ended December 31, 2017
Fourth Quarter	0.28000
Third Quarter	0.27250
Second Quarter	0.27250
First Quarter	0.27250
Fiscal Year Ended December 31, 2016
Fourth Quarter	0.27250
Third Quarter	0.26375
Second Quarter	0.26375
First Quarter	0.26375

Underwriting (Conflicts of Interest)

In this offering, subject to the terms and conditions of the underwriting agreement, we have agreed to offer and sell     shares of our common stock to the underwriters, and the forward seller is, at our request, borrowing and offering    shares of our common stock in connection with the execution of the forward sale agreement between us and the forward purchaser. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Guggenheim Securities, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters, the forward seller and the forward purchaser. Subject to the terms and conditions of the underwriting agreement, we and the forward seller have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us and the forward seller, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table:

Name	Number of shares to be purchased from us	Number of shares to be purchased from the forward seller
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Guggenheim Securities, LLC
Wells Fargo Securities, LLC
TD Securities (USA) LLC.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC.
PNC Capital Markets LLC
Total

The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $     per share. After the offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $    per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $          .

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the New York Stock Exchange under the symbol “SJI”.

Forward Sale Agreement

We expect to enter into a forward sale agreement on the date of this prospectus supplement with an affiliate of one of the underwriters, whom we refer to as the forward purchaser, relating to an aggregate of $200.0 million of shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, the forward purchaser or its affiliate, whom we refer to as the forward seller, is borrowing from third parties and selling in this offering $200.0 million of shares of our common stock.

If the forward seller is unable to borrow and deliver for sale on the anticipated closing date of the offering any shares of our common stock, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date, any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If, in the forward seller’s commercially reasonable judgment, the forward seller is unable, after using commercially reasonable efforts, to borrow and deliver for sale on the anticipated closing date $200.0 million of shares of our common stock, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date $200.0 million of shares of our common stock, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number that the forward seller can so borrow and deliver. In the event that the number of shares of our common stock to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller’s obligation to borrow such shares of our common stock for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares of our common stock not borrowed and delivered by the forward seller. The underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement. On a settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $     per share, which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Before any issuance of shares of our common stock upon physical or net share settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon physical settlement of the forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically or net share settle the forward sale agreement, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•	in its good faith, commercially reasonable judgment, (i) it or its affiliate is unable to hedge its exposure under the forward sale agreement because of the lack of sufficient shares of our common stock being made available for borrowing by lenders, or (ii) it or its affiliate would incur a stock loan cost of more than a specified amount;
•	we declare any dividend or distribution on our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;
•	certain ownership thresholds applicable to the forward purchaser are exceeded;
•	an event is announced that, if consummated, would result in certain mergers and tender offers, our nationalization, certain changes in law or a delisting of our common stock (each as more fully described in the forward sale agreement); or
•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds that would be due upon physical settlement of the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, the forward purchaser or one of its affiliates will purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge (in the case of any net share settlement, taking into consideration any shares of our common stock that we are required to deliver or entitled to receive upon such net share settlement). If the market value of our common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreement), equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock (as determined pursuant to the terms of the forward sale agreement) is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreement), equal to such difference.

The purchase of shares of our common stock by the forward purchaser or its affiliate as described above could cause the price of our common stock to increase over time, thereby increasing the amount of cash we owe to the forward purchaser or decreasing the amount of cash that the forward purchaser owes us, as the case may be, in the event of cash settlement, or increasing the number of shares of our common stock we owe to the forward purchaser or decreasing the number of shares of our common stock that the forward purchaser owes us, as the case may be, in the event of net share settlement.

Option to Purchase Additional Shares

The underwriters have an option to buy up to     additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

No Sales of Similar Securities

We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Guggenheim Securities, LLC and Wells Fargo Securities, LLC, other than (A) the shares to be sold in this offering, (B) any shares of our common stock granted pursuant to our stock-based compensation plans, (C) any shares of our common stock issued upon the exercise of options granted under our stock-based compensation plans, (D) the issuance and delivery of any securities issued pursuant to the terms of the purchase contract and pledge agreement to be entered into in connection with the concurrent Equity Units offering, including, without limitation, issuing shares of our common stock in connection with any early settlement right at the election of holders of purchase contracts (as described in the prospectus supplement for the concurrent Equity Units offering) or any “fundamental change early settlement right” upon the occurrence of a “fundamental change” (each as described in the prospectus supplement for the concurrent Equity Units offering) or (E) the issuance and delivery of any shares of our common stock upon settlement or termination of the forward sale agreement.

Our directors and executive officers have entered into lock-up agreements prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Guggenheim Securities, LLC and Wells Fargo Securities, LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than (A) transfers of shares of our common stock as a bona fide gift or gifts; (B) dispositions to any trust for the direct or indirect benefit of such person and/or a member of the immediate family of such person; (C) the transfer or intestate succession to the legal representative or a member of the immediate family of such person; or (D) transfers pursuant to domestic relations or court orders; provided that in the case of any transfer or distribution pursuant to clause (A), (B), (C) or (D), each transferee, donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above); and provided, further, that any required filing or announcement (including a filing on Form 4) by such person or us relating to a sale pursuant to clause (A), (B) or (D) shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing or announcement relates solely to transfers falling within the category described in the relevant clause (including, in the case of a Form 4 filing, indicating the appropriate transaction code(s) required by General Instruction 8 to Form 4). For purposes of this paragraph in respect of a director or executive offering, “immediate family” shall mean such person and any relationship by blood, marriage or adoption, not remote than first cousin.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Guggenheim Securities, LLC served as advisors to us in connection with the Acquisition. In addition, certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Guggenheim Securities, LLC and TD Securities (USA) LLC are acting as arrangers under the related bridge loan facility, and certain affiliates of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and PNC Capital Markets LLC are

currently lenders under the bridge loan facility. Additionally, certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, PNC Capital Markets LLC and TD Securities (USA) LLC are currently lenders under our credit facility.

Conflicts of Interest

All of the proceeds of this offering (excluding proceeds paid to us (x) in respect of the shares of our common stock we are offering and selling in this offering, (y) with respect to any shares of our common that we sell to the underwriters in lieu of the forward seller selling our shares of our common stock to the underwriters and (z) in respect of shares of our common stock sold by us if the underwriters exercise their option to purchase additional shares of our common stock) will be paid to the forward purchaser. As a result, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”).

Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with FINRA Rule 5121, Merrill Lynch, Pierce, Fenner & Smith Incorporated will not make sales to discretionary accounts without the prior written consent of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), no offer of shares, which are the subject of this offering, has been or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member

State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

United Kingdom

This document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly, the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA, and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland.

The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Material United States Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences relating to the ownership and disposition of shares of our common stock issued pursuant to this offering. This summary is limited to holders who purchase our common stock issued pursuant to this offering and who hold our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code” (generally, property held for investment). This summary is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, nor does it discuss any other U.S. federal tax consequences (such as estate or gift tax consequences) or any state, local or non-U.S. tax consequences. In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, this summary does not address all of the tax consequences that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	dealers in securities, commodities or currencies, brokers, banks, financial institutions, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income taxes, regulated investment companies, real estate investment trusts, retirement plans, tax-exempt entities or insurance companies;
•	certain former citizens or long-term residents of the United States;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	U.S. Holders (as defined below) of shares of our common stock whose “functional currency” is not the U.S. dollar;
•	persons holding shares of our common stock as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;
•	partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities);
•	unless otherwise discussed herein, persons that own or have owned, actually or constructively, more than 5% of our common stock; or
•	persons subject to the alternative minimum tax.

The discussion below is based upon the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be subject to different interpretations and may be changed, potentially retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an equity holder in a partnership that holds shares of our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal tax consequences, including estate and gift tax consequences, to you and any consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

Consequences to U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to a U.S. Holder of shares of our common stock issued pursuant to this offering.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a share of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

If we make a distribution in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital that reduces the holder’s adjusted tax basis in the common stock to the extent of the holder’s adjusted tax basis in that stock. A holder’s adjusted tax basis in our common stock will generally be the amount the holder paid for it, subject to certain adjustments. Any remaining excess will be treated as capital gain from the sale or exchange of our common stock.

If a U.S. Holder is an individual, dividends received by such holder may be subject to a reduced maximum tax rate provided certain holding period and other requirements are met. If a U.S. Holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. Holders should consult their tax advisors regarding the holding period requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, exchange or other taxable disposition of common stock

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of our common stock equal to the difference between (i) the amount of any cash and the fair market value of any other property received for the stock and (ii) the U.S. Holder’s adjusted tax basis in our common stock. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the stock is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional tax on net investment income

Non-corporate U.S. persons are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to our common stock, unless such income or gain is derived in the ordinary course of the conduct of such U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). Non-corporate U.S. Holders should consult their tax advisors on the applicability of this additional tax to their income and gains in respect of their investment in our common stock.

Information reporting and backup withholding

We or another applicable withholding agent must report annually to U.S. Holders and the Internal Revenue Service, or the “IRS,” amounts paid to such holders on or with respect to our common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on dividends paid on our common stock and proceeds from the sale of our common stock at the applicable rate if the U.S. Holder (i) fails to provide us or the applicable withholding agent with a correct taxpayer identification number or certification of exempt status, (ii) we or the applicable withholding agent are notified by the IRS that the holder provided an incorrect taxpayer identification number, (iii) we or the applicable withholding agent are notified by the IRS that the holder failed to properly report payments of interest or dividends or (iv) the holder fails to certify under penalty of perjury that it has provided a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock issued pursuant to this offering. The term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

Distributions

Distributions on our common stock will constitute dividends to the extent described above in “—Consequences to U.S. Holders—Distributions.” Except as described in the next paragraph and subject to the discussions below under “Information reporting and backup withholding” and “Foreign Account Tax Compliance Act,” any dividends paid to Non-U.S. Holders with respect to the shares of our common stock will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to us or the applicable withholding agent a valid IRS Form W-8BEN, W-BEN-E, or other applicable or successor form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty but fails to timely provide the required certification, the holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for such refund or credit with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, where an applicable income tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment in the United States) are generally not subject to U.S. withholding tax, provided the Non-U.S. Holder furnishes to us or the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable or successor form) prior to the payment of dividends. Instead, dividends that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, where an applicable income tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment in the United States), are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the potential application of tax treaties and their eligibility for income tax treaty benefits.

Distributions in excess of our current and accumulated earnings and profits will first constitute a return of capital and reduce a Non-U.S. Holder’s basis in our common stock, but not below zero, and then will be treated as described under “— Sale, exchange or other taxable disposition of common stock” below.

Sale, exchange or other taxable disposition of common stock

Subject to the discussions below under “Information reporting and backup withholding” and “Foreign Account Tax Compliance Act,” any gain realized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable income tax treaty so requires, is attributable to such Non-U.S. Holder’s permanent establishment in the United States);
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” (which we refer to as a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our common stock, and either (i) our common stock was not regularly traded on an established securities market at any time during the calendar year in which the disposition occurs or (ii) the Non-U.S. Holder owns or owned (actually or constructively) more than five percent of the total fair market value of shares of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the period that such Non-U.S. Holder held shares of our common stock. Generally, a domestic corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Due to our overall mix of assets, it is possible that we are, have been or will become a USRPHC. If we are, have been or we become a USRPHC, so long as our common stock is regularly traded on an established securities market, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our common stock as a result of our status as a USRPHC so long as such Non-U.S. Holder has not owned (actually or constructively) more than five percent of the total fair market value of shares of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the period that such Non-U.S. Holder held shares of our common stock. If, however, our common stock is not regularly traded on an established securities market or a Non-U.S. Holder held more than five percent (actually or constructively) of the total fair market value of shares of our common stock during the relevant period, then such Non-U.S. Holder would generally be subject to regular U.S. federal income tax with respect to any gain from the disposition of our common stock, the Non-U.S. Holder would be required to file a U.S. tax return with respect to such gain and, if our common stock is not regularly traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS fifteen percent of the purchase price unless an exception applies.

A Non-U.S. Holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates or such lower rate as specified by an applicable income tax treaty. A Non-U.S. Holder that is a foreign corporation may, in addition, be subject to a branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, or, if an applicable income treaty applies, such holder will be subject to tax in the manner specified by such treaty. To claim the benefit of any applicable income tax treaty, a Non-U.S. Holder must properly submit an IRS Form W-8BEN, W-8BEN-E (or other applicable or successor form). Non-U.S. Holders should consult their tax advisors regarding the potential application of income tax treaties and their eligibility for income tax treaty benefits.

Information reporting and backup withholding

We and other applicable withholding agents must report annually to the IRS the amount of dividends or other distributions we pay to Non-U.S. Holders on shares of our common stock and the amount of tax withheld on these distributions. These information reporting requirements apply even if no withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. A Non-U.S. Holder generally will not be subject to backup withholding (but may be subject to other withholding as described above) on dividends the Non-U.S. Holder receives on shares of our common stock provided that we do not or the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and we have or the applicable withholding agent has received from the holder a properly completed IRS Form W-8BEN, W-8BEN-E or other applicable or successor form, or the holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless the Non-U.S. Holder provides to the broker a properly completed IRS Form

W-8BEN, W-8BEN-E or other applicable or successor form or otherwise establishes an exemption, and the broker does not have actual knowledge or reasons to know that the holder is a U.S. person, as defined under the Code.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”) impose a 30% withholding tax on payments of dividends on, and after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock made to (i) a “foreign financial institution,” as defined under such rules, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, such institution complies with the requirements of such agreement and (ii) a “non-financial foreign entity,” as defined under such rules, unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity, unless in each case, an exemption applies.

Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

The foregoing discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax or legal advice. You should consult your own tax advisor as to the particular tax consequences to you of owning and disposing of our common stock, including the applicability and effect of any U.S. federal, state or local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

Validity of the Common Stock

Certain legal matters in connection with this offering will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters relating to New Jersey law, including the validity of the common stock offered hereby will be passed upon for us by Melissa Orsen, Senior Vice President and General Counsel. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Elizabethtown Gas as of and for the years ended December 31, 2017 and 2016, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Elizabethtown Gas for the year ended December 31, 2015 incorporated in this prospectus supplement by reference to the Current Report on Form 8-K of South Jersey Industries, Inc. dated April 17, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room
100 F Street NE
Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustries.com. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus or any other filing we make with the SEC.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 26, 2018, as amended by the 10-K/A filed with the SEC on March 1, 2018;
•	our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 19, 2018 and on April 17, 2018;
•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-3990); and
•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of the securities made under this prospectus supplement; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:

South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000

You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, by requesting them in writing or telephone from us at the address above, Attention: Investor Relations. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at 1 South Jersey Plaza, Folsom, New Jersey 08037 (telephone number: (609) 561-9000). We maintain a website at http://www.sjindustries.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, nor is it incorporated herein by reference.

PROSPECTUS

SOUTH JERSEY INDUSTRIES, INC.

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES

JUNIOR SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERENCE STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS

We may from time to time offer to sell our senior, subordinated or junior subordinated debt securities, common stock or preference stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior, subordinated or junior subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. The senior, subordinated or junior subordinated debt securities, preference stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preference stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037. Our telephone number is (609) 561-9000.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2018

We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations applicable to that offering. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. You should review the full text of these documents because the summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices as indicated under the heading “Where You Can Find More Information.”

Unless we otherwise specify or the context otherwise requires, references in this prospectus to “SJI,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to South Jersey Industries, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding South Jersey Industries, Inc. and other issuers that file electronically with the SEC electronically. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustriesinc.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 26, 2018, as amended by the 10-K/A filed with the SEC on March 1, 2018;
•	our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 19, 2018 and on April 17, 2018;
•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-3990); and
•	future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:

South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of our management at the time that these disclosures were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming on-line; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our other SEC filings incorporated by reference into this prospectus. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

ABOUT THE REGISTRANT

South Jersey Industries, Inc. (“SJI”), a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business.

SJI currently provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:

•	South Jersey Gas Company is a regulated natural gas utility. South Jersey Gas Company distributes natural gas in the seven southernmost counties of New Jersey.
•	South Jersey Energy Company acquires and markets natural gas and electricity to retail end users and provides total energy management services to commercial, industrial and residential customers.
•	South Jersey Resources Group, LLC markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis in the mid-Atlantic, Appalachian and southern states.
•	South Jersey Exploration, LLC owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania.
•	Marina Energy LLC develops and operates on-site energy-related projects. Marina Energy, LLC currently operates projects in New Jersey, Maryland, Massachusetts and Vermont.
•	South Jersey Energy Service Plus, LLC services residential and small commercial HVAC systems, installs small commercial HVAC systems, provides plumbing services and services appliances under warranty via subcontractor arrangements as well as on a time and materials basis.
•	SJI Midstream, LLC invests in infrastructure and other midstream projects, including a current project to build an approximately 118-mile natural gas pipeline in Pennsylvania and New Jersey.

Our general mailing address is 1 South Jersey Plaza, Folsom, NJ 08037, and our telephone number is (609) 561-9000.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and any future Quarterly Report on Form 10-Q incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include investments, working capital, investments in our subsidiaries and capital expenditures. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference into this prospectus and any prospectus supplement. See “Where You Can Find More Information” and “Incorporation By Reference.”

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	0.5x	5.4x	3.8x	3.8x	3.0x

The ratio of earnings to fixed charges is computed by dividing (i) the difference between (x) the sum of (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; and (d) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (y) the sum of (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges by (ii) fixed charges.

The term “fixed charges” means the sum of (a) interest expensed and capitalized; and (b) amortized premiums, discounts and capitalized expenses related to indebtedness.

We currently do not have any preference stock outstanding, but if we offer preference stock under this prospectus, then we will, if required at that time, provide a ratio of combined fixed charges and preference dividends to earnings in the applicable prospectus supplement for such offering.

DESCRIPTION OF SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

South Jersey Industries, Inc. will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we may offer will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. For a description of the junior subordinated debt securities, see “Description of Junior Subordinated Debt Securities.” Any senior debt securities will be issued under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. Any subordinated debt securities will be issued under an indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to the senior indenture and the subordinated indenture, collectively, as the “indentures”, and to each of the trustees under the indentures as a “trustee”. The terms of each series of debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

•	Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The particular terms of each series of debt securities will be more fully described in the applicable prospectus supplement relating to the debt securities offered thereby.
•	Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities. See “Subordination of Subordinated Debt Securities.” The particular terms of each series of subordinated debt securities will be more fully described in the applicable prospectus supplement relating to the subordinated debt securities offered thereby.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities;
•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;
•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;
•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
•	the place or places where the principal of, and premium, if any, and interest on, the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail or other means if other than as set forth in the applicable indenture;
•	the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;
•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;
•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;
•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;
•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;
•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;
•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;
•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;
•	the terms of any repurchase or remarketing rights;
•	if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

•	whether the debt securities of the series will be convertible into or exchangeable for other securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;
•	any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;
•	any provisions granting special rights to holders when a specified event occurs;
•	if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;
•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;
•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;
•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;
•	whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;
•	any guarantees on the debt securities;
•	the provisions, if any, relating to any security provided for the debt securities of the series;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;
•	if the debt securities are subordinated debt securities, the subordination terms of the subordinated debt securities; and
•	any and all additional, eliminated or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the subordinated debt securities being offered;
•	the restrictions, if any, on payments to the holders of the subordinated debt securities being offered while a default with respect to the senior indebtedness is continuing; and
•	the provisions requiring holders of the subordinated debt securities being offered to remit some payments to the holders of senior indebtedness.

Redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.

Selection and Notice

If less than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series for redemption by lot, based on the applicable procedures of The Depository Trust Company (“DTC”).

No debt securities in principal amount of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (in case of notes held in book entry form, by electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.

If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. For debt securities issued in certificated form, a new certificate in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.

The trustee will not be liable for selections made by it as contemplated in this section. For any debt securities which are represented by global securities held on behalf of DTC, the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

Whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we shall file with the trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture, officers’ certificate or resolution of our board of directors pursuant to which a series of debt securities is issued:

•	failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;
•	failure to pay principal of (or premium, if any, on) any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the debt securities of such series;
•	failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;
•	failure to comply with any of the covenants or agreements in any of the debt securities of such series or the indenture (other than an agreement or covenant that we included in the indenture solely for the benefit of another series of debt securities) for 90 days after there has been given, by registered or certified mail, to us by the trustee or to us by the holders of at least 25% in principal amount of all outstanding debt securities of a series affected by that failure, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;
•	certain events involving our bankruptcy, insolvency or reorganization; and
•	any other Event of Default provided in the supplemental indenture, officers’ certificate or resolution of our board of directors under which such series of debt securities is issued or in the form of security for such series.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.

If an event of default for a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may require us to pay immediately the principal amount plus accrued and unpaid interest on all the debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the debt securities of such series then outstanding may in some cases rescind this accelerated payment requirement.

A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:

•	the holder gives the trustee written notice of a continuing event of default;
•	the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;
•	the holder furnishes to the trustee indemnity and/or security satisfactory to the trustee against loss, liability or expense;
•	the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity and/or security; and
•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series. In most cases, holders of a majority in principal amount of the debt securities of any series then outstanding may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and
•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.

The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the trustee a written statement specifying such default or Event of Default.

Covenants

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction.

Consolidation, Merger or Sale

We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the notes is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the debt securities by an indenture supplemental to the indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such indenture or the applicable debt securities may be waived with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). Without the consent of each holder of outstanding debt securities affected thereby, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required for any amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on the debt securities;
•	reduce the principal or change the stated maturity of any debt securities of any series;
•	reduce any premium payable on the redemption of any debt security, change the time at which any debt security may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such debt securities;
•	make payments on any debt security payable in currency other than as originally stated in such debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security; or
•	waive a continuing default or event of default regarding any payment on the debt securities.

Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the applicable debt securities in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;
•	to provide for the assumption of our obligations under the indenture by a successor or transferee upon any merger, consolidation or asset transfer;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;
•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;
•	to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any of our rights under the indenture;
•	to add additional Events of Default with respect to any series of debt securities;
•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;
•	to facilitate the defeasance and discharge of any series of debt securities otherwise in accordance with the defeasance provisions of the indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of such series in any material respect;
•	to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;
•	to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or
•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

The holders of not less than a majority in principal amount of the debt securities of each series then outstanding may on behalf of the holders of all of the debt securities of such series waive any past default with respect to those debt securities, except a default in the payment of the principal of or interest on any debt security of such series (provided, that the holders of a majority in principal amount of the debt securities of each series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series that does not have the benefit of such covenant, Event of Default or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture in accordance with the terms of the indenture and only after those holders have furnished the trustee indemnity and/or security satisfactory to it.

If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.

Paying Agent, Registrar and Transfer Agent

We will maintain one or more paying agents (each, a “Paying Agent”) for any debt securities we issue. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Paying Agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Paying Agent.

We will also maintain one or more registrars (each, a “Registrar”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as registrar, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as registrar.

We will also maintain one or more transfer agents. Each transfer agent shall perform the functions of a transfer agent. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more transfer agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as transfer agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as transfer agent.

The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time, and the Paying Agents will make payments on and facilitate transfer of debt securities on our behalf. We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of debt securities.

Governing Law

The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect with respect to a series of debt securities when either:

•	we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture;
•	all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series, including principal of and any premium and interest due or to become due on such date of maturity or date fixed for redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.

In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.

Defeasance

The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or
•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

We anticipate that any global securities will be deposited with, or on behalf of, DTC, and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Investors may elect to hold their interests in the global securities either (in the United States) through DTC or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly, if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security, and we do not appoint a successor depositary within 90 days after receiving that notice;
•	at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, as amended, or other applicable statute or regulation, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or
•	we determine that that global security will be exchangeable for definitive securities in registered form and we notify the trustee of our decision.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all debt securities represented by a global security to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any Paying Agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or
•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants, or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear Bank S.A/N.V. (the “Euroclear Operator”), a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the “Terms and Conditions”. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

The debt securities that we may offer will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. Any junior subordinated debt securities will be issued under an indenture, which we refer to as the junior subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. The form of the junior subordinated indenture has been filed as exhibit to the registration statement of which this prospectus is a part. The junior subordinated indenture is subject to, and is governed by, the Trust Indenture Act.·

Any junior subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior and subordinated debt, preference stock, indebtedness, guarantees, and other liabilities of our subsidiaries. The junior subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the junior subordinated debt securities. The particular terms of each series of junior subordinated debt securities will be more fully described in the applicable prospectus supplement relating to the junior subordinated debt securities offered thereby.

DESCRIPTION OF CAPITAL STOCK

SJI is authorized to issue 120,000,000 shares of common stock, $1.25 par value per share, and 2,500,000 shares of preference stock, without par value. As of April 16, 2018, there were 79,640,506 shares of common stock outstanding and no shares of preference stock outstanding.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” All outstanding shares of our common stock are validly issued, fully paid and nonassessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended through February 27, 2015 (as so amended, our “Certificate of Incorporation”), our Bylaws, as amended and restated through April 21, 2017 (our “Bylaws”), and the laws of the state of New Jersey.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.

There is no provision for cumulative voting with regard to the election of directors. This could prevent directors from being elected by a relatively small group of shareholders.

Dividend Rights

Holders of our common stock are entitled to receive any dividends our board of directors may declare on our common stock, subject to the prior rights of any preference stock. Our board of directors may declare dividends from funds legally available for this purpose.

Liquidation Rights

If we liquidate, dissolve or are wound up, then after payment of or provision for claims of creditors and after payment of any liquidation preferences to holders of any preference stock, the holders of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.

Other Rights

The holders of our common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of SJI and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions.

Preference Stock

Our board of directors has the authority, without other action by shareholders, to issue preference stock in one or more series.

Our board of directors has the authority to determine the terms of each series of preference stock, within the limits of our amended and restated articles of incorporation, our amended and restated by-laws and the laws of the state of New Jersey. These terms include the number of shares in a series and applicable dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.

Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws and New Jersey law

Certain provisions of our Certificate of Incorporation, our Bylaws and New Jersey law could discourage, delay or prevent some transactions involving unsolicited acquisitions or changes of control of the Company. We believe that these provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of the Company, our shareholders and certain other constituents. However, such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, even when a majority of our shareholders might consider such proposals, if made, desirable. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the assent of our board of directors. These provisions include:

•	limitations on certain transactions (including mergers, consolidations, asset dispositions and securities issuances) with certain entities that beneficially own 5% or more of our capital stock;
•	a requirement for the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding common stock to amend the limitations on such transactions;
•	authorization of our board of directors to issue common stock and preference stock from time to time in its discretion;
•	authorization of our board of directors to establish one or more series or classes of undesignated preference stock, the terms of which can be determined by our board of directors at the time of issuance;
•	noncumulative voting;
•	authorization of our directors to fill any vacancies on our board of directors, including vacancies resulting from a board resolution to increase the number of directors; and
•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors.

Transactions with Related Persons

Our Certificate of Incorporation prohibits us from engaging in certain transactions with certain “Related Persons”, as further described further below, including (i) any merger or consolidation, (ii) any sale, lease, exchange or other disposition of any substantial part of our assets or (iii) any issuance or transfer of any securities having voting power in exchange for securities, cash or other property unless (x) approved by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of our capital stock entitled to vote in the election of directors or (y) approved by our board of directors prior to the time that the Related Person became a Related Person. The restriction applies to any such transaction with a person who was a Related Person within the 12 months preceding the record date for determination of the shareholders entitled to notice of the transaction and to vote thereon.

A “Related Person” is defined for this purpose as any person (other than a corporation or any subsidiary of SJI) who is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

The provisions of our Certificate of Incorporation relating to transactions with Related Persons may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A:10A of the New Jersey Shareholders Protection Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board of directors approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder before the person became an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board of directors and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined for this purpose to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include, among other things:

•	the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder;
•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets; or
•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

Authorized but Unissued Common Stock and Preference Stock

The authorized but unissued shares of our common stock and preference stock are available for future issuance without shareholder approval. Further, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to any such preference stock and could issue such stock in either public or private transactions.

New Jersey law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply to us so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.

We may issue additional shares for a variety of corporate purposes. We may engage in public or private offerings to raise additional capital or to facilitate corporate acquisitions. We may issue shares of common or preference stock to persons friendly to current management. Such an issuance may discourage, delay or prevent an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. This could deprive our shareholders of opportunities to sell their shares of our stock at prices higher than prevailing market prices. Our board of directors could also use these shares to dilute the ownership of persons seeking to obtain control of the Company.

Number of Directors; Filling of Vacancies

Our Bylaws provide that our board of directors will have eleven directors. The size of the board of directors may be changed by a majority vote of the board of directors. Our Bylaws permit the board of directors to fill any new directorships it creates and any other vacancies. Accordingly, our board of directors may be able to prevent any shareholder from obtaining majority representation on our board of directors by increasing the size of the board of directors and filling the newly created directorships with its own nominees.

The provisions of our Bylaws relating to the number of directors and filling of vacancies may be amended only by the majority vote of the directors or the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

Advance Notice Provisions

Our Bylaws provide that in order for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give written notice, in proper form, to our Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the previous year’s annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary date, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the previous year’s annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever comes first, and (iii) in the case of any special meeting of the shareholders, not less than 60 days nor more than 90 days prior to the date of such meeting.

Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors. The notice of any nomination for election as a director must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
•	the class and number of shares of the Company beneficially owned by the shareholder and any persons acting in concert with the shareholder;
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;
•	such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and
•	the consent of each nominee to serve as a director if so elected.

The notice to bring any other matter a shareholder proposes to bring before a meeting of the shareholders must also set forth:

•	a description of the proposal containing all material information relating thereto; and
•	a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

The advance notice provisions may discourage, delay or prevent a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon.

Transfer Agent

Broadridge Corporate Issuer Solutions, Inc., serves as our transfer agent and registrar.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preference stock, warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, Gibson, Dunn & Crutcher LLP, New York, New York will pass upon the validity of any securities issued under this prospectus as to matters governed by the laws of the State of New York. Unless otherwise indicated in the applicable prospectus supplement, Melissa Orsen, Senior Vice President and General Counsel of the Company will pass upon the validity of any securities issued under this prospectus as to all matters governed by the laws of the State of New Jersey. Ms. Orsen is employed by the Company, participates in various employee benefit plans of the Company under which she may receive shares of common stock of the Company and currently beneficially owns less than one percent of the outstanding shares of common stock of the Company. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Elizabethtown Gas as of and for the years ended December 31, 2017 and 2016, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Elizabethtown Gas for the year ended December 31, 2015 incorporated in this registration statement by reference to the Current Report on Form 8-K of South Jersey Industries, Inc. dated April 17, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$325,000,000

South Jersey Industries, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch
Guggenheim Securities
Wells Fargo Securities

Co-Managers

TD Securities
J.P. Morgan
Morgan Stanley
PNC Capital Markets LLC

The date of this prospectus supplement is April   , 2018